EXHIBIT 10.61

CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

EUR700,000,000

TERM LOAN FACILITY

AGREEMENT

dated 21 April 2004

for

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

the Borrower

ABN AMRO BANK N.V.,

COMMERZBANK AKTIENGESELLSCHAFT, DEUTSCHE BANK

LUXEMBOURG S.A., DRESDNER KLEINWORT WASSERSTEIN, KFW,

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

and

LANDESBANK SACHSEN GIROZENTRALE

as Mandated Lead Arrangers

DRESDNER BANK LUXEMBOURG S.A.

as Facility Agent

with

DRESDNER BANK AG in Berlin

as Security Agent and Reporting Agent

Baker & McKenzie

Frankfurt

CONTENTS

Clause		Page
	SECTION 1

	INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION	1

	SECTION 2

	THE FACILITY

2.	THE FACILITY	27
3.	PURPOSE	27
4.	CONDITIONS OF UTILISATION	27

	SECTION 3

	UTILISATION

5.	UTILISATION	29

	SECTION 4

	REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT	31
7.	PREPAYMENT AND CANCELLATION	33

	SECTION 5

	COSTS OF UTILISATION

8.	INTEREST	40
9.	INTEREST PERIODS	43
10.	CHANGES TO THE CALCULATION OF INTEREST	44
11.	FEES	45

	SECTION 6

	ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES	47
13.	INCREASED COSTS	50
14.	OTHER INDEMNITIES	51
15.	MITIGATION BY THE LENDERS	52
16.	COSTS AND EXPENSES	52

	SECTION 7

	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS	54
18.	INFORMATION UNDERTAKINGS	61
19.	FINANCIAL COVENANTS	66
20.	GENERAL UNDERTAKINGS	72
21.	EVENTS OF DEFAULT	72

2

	SECTION 8

	CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS	89
23.	CHANGES TO THE BORROWER	92

	SECTION 9

	THE FINANCE PARTIES

24.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS	93
25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	101
26.	SHARING AMONG THE FINANCE PARTIES	101

	SECTION 10

	ADMINISTRATION

27.	PAYMENT MECHANICS	103
28.	SET-OFF	105
29.	NOTICES	105
30.	CALCULATIONS AND CERTIFICATES	107
31.	PARTIAL INVALIDITY	107
32.	REMEDIES AND WAIVERS	107
33.	AMENDMENTS AND WAIVERS	108
34.	COUNTERPARTS	109

	SECTION 11

	THE FEDERAL/STATE GUARANTEE, GOVERNING LAW AND ENFORCEMENT

35.	THE FEDERAL/STATE GUARANTEE	110
36.	GOVERNING LAW	110
37.	ENFORCEMENT	110
38.	CONFIRMATION	110

3

THIS AGREEMENT is dated 21 April 2004 and made between:

(1)	AMD Fab 36 Limited Liability Company & Co. KG, a German limited partnership with its business address at Wilschdorfer Landstrasse 101, 01109 Dresden, Germany, registered at the commercial register (Handelsregister) of the local court (Amtsgericht) in Dresden under HRA 5255 (the “Borrower”);

(2)	ABN AMRO Bank N.V., Commerzbank Aktiengesellschaft, Deutsche Bank Luxembourg S.A., Dresdner Kleinwort Wasserstein, the investment banking division of Dresdner Bank AG, KfW, Landesbank Hessen-Thüringen Girozentrale and Landesbank Sachsen Girozentrale, as Mandated Lead Arrangers (the “Mandated Lead Arrangers”);

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)	Dresdner Bank Luxembourg S.A. as Facility Agent for the Lenders (the “Facility Agent”); and

(5)	Dresdner Bank AG in Berlin as Security Agent for the Lenders (the “Security Agent”) and as Reporting Agent for the Lenders (the “Reporting Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Pledges” means the following agreements providing for first ranking pledges over:

(a)	all accounts of the Borrower dated 20 April 2004;

(b)	all accounts of AMD Fab 36 Holding GmbH dated 20 April 2004; and

(c)	all accounts of AMD Fab 36 Admin GmbH dated 20 April 2004 .

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent, the Security Agent and/or the Reporting Agent, as the context requires.

“AMD Fab 36 Admin GmbH” means a German limited liability company (Gesellschaft mit beschränkter Haftung) with its business address at Wilschdorfer Landstrasse 101, 01109 Dresden, Germany, registered at the commercial register (Handelsregister) of the local court (Amtsgericht) in Dresden under HRB 22350.

“AMD Fab 36 Holding GmbH” means a German limited liability company (Gesellschaft mit beschränkter Haftung) with its business address at Wilschdorfer Landstrasse 101, 01109 Dresden, Germany, registered at the commercial register (Handelsregister) of the local court (Amtsgericht) in Dresden under HRB 21270.

“AMD Fab 36 Holding’s Assignment of Receivables” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of the claims of AMD Fab 36 Holding GmbH under the Cost Plus Reimbursement Agreement.

“AMD Fab 36 LLC” means a Delaware limited liability company with its business address at One AMD Place, Sunnyvale, CA 94088, United States, registered with the State of Delaware on 18 July 2003 and having its registered business address at 1209 Orange Street, Wilmington, 19801 Delaware, United States, of which the organizational identification number in the State of Delaware assigned by the Division of Corporations, as of the date hereof, is 3683217.

“Assignment of the AMD Call Options” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of rights under the Purchase Agreements over all the partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations held by Limited Partners who are not members of the Group.

“Assignment of Insurance Claims” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of all of the Borrower’s claims under any insurance policies (with the exception of personal liability insurances and contractors‘ all risks insurances until completion of the building phase) it has taken out in relation to the Project.

“Assignment of Material German Contracts” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of all the Material Contracts governed by German law entered into by the Borrower (but excluding the Partnership Agreement).

“Assignment of Material US Contracts” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of claims and contractual rights under all the Material Contracts governed by the law of a state of the United States of America entered into by the Borrower.

“Assignment of Warranties” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of warranty claims (including any underlying Security) under the warranty provided by the Project Engineer.

“Assignments of Claims” means the following assignment agreements providing for the assignment to the Security Agent of all the claims against the Borrower of:

(a)	the Guarantor dated 20 April 2004;

(b)	AMD Fab 36 Holding GmbH dated 20 April 2004;

(c)	AMD Fab 36 Admin GmbH dated 20 April 2004;

(d)	the General Partner dated 20 April 2004; and

(e)	the Second General Partner dated 20 April 2004.

“Assignments of Receivables” means the Borrower’s Assignment of Receivables and AMD Fab 36 Holding’s Assignment of Receivables, and “Assignment of Receivables” shall mean any of them.

“Auditors” means Ernst & Young or another international auditing firm of similar repute and standing.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the Signing Date to and including 28 September 2007.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any Outstandings; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Financial Statements” means:

(a)	the audited financial statements of the Borrower for the financial year ended 31 December 2003 audited by Ernst & Young AG; and

(b)	the audited consolidated financial statements of the Guarantor for the financial year ended 28 December 2003 audited by Ernst & Young LLP.

“Borrower’s Assignment of Receivables” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of the Borrower’s claims under the Cost Plus Reimbursement Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Berlin, Dresden, London and Luxembourg and, in relation to a payment date, any TARGET Day.

“Business Plan” means the financial model dated 4 November 2003 for the period beginning on 1 January 2003 and ending on 31 December 2012, including profit and loss accounts, balance sheets and cash flow projections relating to the Project, in the agreed form set out in Schedule 7 (The Business Plan), together with a favourable opinion of Arthur D. Little dated 4 November 2003.

“Call Option” means an agreement providing for call options in favour of the Security Agent in respect of the partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations held by the Limited Partners who are not members of the Group and the Second General Partner.

“Cash” has the meaning ascribed to such term in paragraph (a) of Clause 19.1 (Financial Definitions).

“Cash Equivalents” has the meaning ascribed to such term in paragraph (a) of Clause 19.1 (Financial Definitions).

“Cash Shortfall” means a Cash shortfall of the Borrower (whether in respect of operating or non-operating costs), including without limitation a Cash shortfall from cost overruns from capital expenditures or arising from reclamations of public allowances or grants (Investitionszulagen / Investitionszuschüsse) by the Federal/State Guarantor.

“Change of Control” means the direct or indirect acquisition by any person (as such term is used in Section 13 (d) and Section 14 (d) (2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of:

(a)	beneficial ownership of issued and outstanding shares of voting stock of the Guarantor, the result of which acquisition is that such person or such group possesses in excess of [***] per cent. of the combined voting power of all then-issued and outstanding voting stock of the Guarantor; or

(b)	the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Guarantor.

“Charged Assets” means any assets of the Borrower that are secured in favour of the Security Agent pursuant to the Security Documents or any of them.

“Closing” means the date on which all of the initial conditions precedent set forth in Part I (Initial Conditions Precedent) of Schedule 2 (Conditions Precedent) are satisfied, or waived, in accordance with Clause 4.1 (Initial Conditions Precedent).

“Commitment”	means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other such Commitment transferred to it under this Agreement; and

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Cooperation Agreement” means the agreement (Kooperationsvertrag) dated 20 November 2003 entered into between Free State of Saxony, the Guarantor and Fab 36 Beteiligungs GmbH.

“Cost Plus Reimbursement Agreement” means the following agreements:

(a)	Cost Plus Reimbursement Agreement dated on or about the date hereof entered into between the Borrower and AMD Fab 36 Holding GmbH; and

(b)	Cost Plus Reimbursement Agreement dated on or about the date hereof entered into between AMD Fab 36 Holding GmbH and the Guarantor.

“Credit Rating” means any long term senior unsecured credit rating assigned to the Guarantor by Moody’s or corporate credit rating assigned to the Guarantor by Standard & Poor’s.

“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing substantial harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debt Issue” means any issue after the Signing Date of public or privately placed debt securities of the Borrower.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) that would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EPC Contract” means the agreement (Generalübernehmervertrag) dated 20 November 2003 made between the Borrower and the Project Engineer pertaining to the design and construction of the Project.

“Environment” means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

“Environmental Claim” means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private legal action or public legal action or administrative order or proceedings including, without limitation, any such claim that arises from injury to persons or property.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, leased, occupied or used by the Borrower into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by the Borrower which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment arising at or from any site owned or occupied by the Borrower.

“Environmental Law” means all laws, regulations, directives, codes of practice, circulars, guidance notices, instructions and the like issued by a governmental authority and having legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

“Environmental Licence” means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

“Equipment” means any equipment and tools (including any information technology software or hardware which is embedded or installed in, or essential for the working of, that equipment) to be owned by the Borrower and to be installed on the Site for the development and production of microprocessors on silicon wafers and which is required by the Borrower to implement the Project in accordance with the Business Plan.

“Equity Issue” means any issue of partnership interests or shares by the Borrower or any issue or grant of rights to subscribe for, or to convert any security into, partnership interests or shares in the Borrower.

“Escrow Account” means an interest-bearing escrow account opened by the Borrower with the Security Agent (alternatively Cash Equivalents may be invested into a non-interest-bearing deposit account with the Security Agent), funded by Utilisations and utilised solely for the purpose set out in Clause 3 (Purpose) and Clause 7.4 (Mandatory Prepayment from the Escrow Account).

“EU Notification Approval” means the unconditional approval of the European Union in respect of the Federal/State Guarantee and in connection with any public allowances or grants (Investitionszulagen/Investitionszuschüsse) provided to the Borrower pursuant to a Subsidy Agreement.

“EURIBOR” means, in relation to any Loan:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to Prime Banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” has the meaning ascribed to such term in Clause 21.1 (Acceleration).

“Excess Contributed Capital Amount” means the amount, from time to time, of capital in the Borrower contributed by the Guarantor or its Affiliates in excess of the amount required to be contributed by the Guarantor prior to first Utilisation pursuant to Part II (Conditions Precedent to first Utilisation) of Schedule 2 (Conditions Precedent).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission from time to time promulgated thereunder.

“Existing Indebtedness” means the Financial Indebtedness or other indebtedness of the Borrower outstanding prior to the date of initial Utilisation, but does not include Financial Indebtedness arising under the Revolving Credit Agreement or a Subordinated Loan Agreement.

“Existing Security” means the Security granted or existing over the assets of the Obligors that is existing prior to the date of initial Utilisation.

“Extended Termination Date” means a date up to three (3) years after the Termination Date proposed by the Borrower and approved by each Lender and the Federal/State Guarantors as the date by which all Loans must be repaid following an extension of the Termination Date for the Loans pursuant to Clause 6.3 (Extension of Termination Date) but not later than the date which is the tenth (10th) anniversary of the Signing Date or, if that is not a Business Day, the immediately preceding Business Day.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Amount” means seven hundred million (700,000,000) Euro.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Federal/State Guarantee” means the guarantees granted by the Federal/State Guarantors for the benefit of the Lenders and the Agents (after realisation of all Transaction Security) in respect of eighty (80) per cent. of all losses sustained by the Lenders and the Agents in respect of the Finance Documents in accordance with the terms set out in the Federal/State Guarantors Decision.

“Federal/State Guarantors” means:

(a)	the Federal Republic of Germany; and

(b)	the Free State of Saxony (Freistaat Sachsen).

“Federal/State Guarantors Decision” means the decision of the Federal/State Guarantors and of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PWC”) based on the inter-ministerial committee meetings (interministerielle Sitzungen) dated 6/17 November 2003 and based on the letters of PwC in connection therewith dated 17 March 2004, 7 April 2004 and 8 April 2004 (Bürgschaftsentscheidung), as set out in Schedule 12 (Federal/State Guarantors Decision).

“Fee Letters” means the letter dated 28 November 2003 made between the Mandated Lead Arrangers, the Borrower and the Guarantor and the letter dated 16 April 2004 made between the Facility Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees) and “Fee Letter” means any of them.

“Finance Documents” means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Facility Agent and the Borrower and “Finance Document” means any of them.

“Finance Parties” means the Facility Agent, the Security Agent, the Reporting Agent, the Mandated Lead Arrangers and the Lenders and “Finance Party” means any of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the German GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; however, for the avoidance of doubt, this does not include any deferred payment arrangements with trade creditors as customary in the industry or endorsement of negotiable instruments for deposit or collection;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fiscal Quarter” means each of those periods of approximately thirteen weeks ending on 31 March, 30 June, 30 September and 31 December in each financial year.

“General Partner” means AMD Fab 36 LLC or, upon substitution of the former by AMD Fab 36 Admin GmbH as general partner of the Borrower, the latter.

“German GAAP” means generally accepted accounting principles generally used by the accounting profession and in effect in Germany from time to time (Grundsätze ordnungsmässiger Buchführung).

“German Qualifying Lender” means:

(a)	a Lender which is:

(i)	a company resident in Germany for German tax purposes;

(ii)	a partnership each member of which is a company resident in Germany for German tax purposes; or

(iii)	a company not so resident in Germany which carries on a trade or business in Germany through a branch or agency and which brings into account interest payable in respect of any relevant Loan in computing its chargeable profits (within the meaning given by Section 49(1) No. 2(a) of the German Income Tax Code),

but only if the Lender described in this paragraph (a) (and further, (A) in the case of a partnership, each member of the partnership, and (B) in the case of a company which carries on a trade or business in Germany through a branch or agency, the branch or agency) is entitled to receive any and all payments under the Finance Documents (subject to completion of any procedural formalities) without a Tax Deduction; or

(b)	a German Treaty Lender.

“German Treaty” means a double taxation agreement with Germany which makes provision for full exemption of tax imposed by Germany on interest.

“German Treaty Lender” means a Lender which:

(a)	is treated as a resident of a German Treaty State for the purposes of the German Treaty;

(b)	does not carry on business in Germany through a permanent establishment with which that Lender’s participation in a Loan is effectively connected; and

(c)	is entitled under the German Treaty (subject to the completion of any necessary procedural formalities) to receive any and all payments under the Finance Documents without a Tax Deduction (as defined in Clause 12.1 (Definitions).

“German Treaty State” means a jurisdiction to which a German Treaty applies.

“Germany” means the Federal Republic of Germany.

“Global Assignment of Receivables” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of all existing and future claims of the Borrower for goods and services provided, or based on other legal grounds, that it holds against all of its debtors with the exception of such claims which have been assigned under the other Security Documents.

“Group” means the Guarantor and its Subsidiaries from time to time and “member of the Group” shall be construed accordingly.

“Guarantee Agreement” means a guarantee agreement of even date herewith containing the irrevocable and unconditional guarantee granted by the Guarantor for the benefit of each Finance Party in respect of the punctual performance by the Borrower of all its payment obligations under the Finance Documents (up to the Facility Amount and all interest and other amounts payable under the Finance Documents to which the Borrower is a party), including an indemnity in relation to repayment claims made in connection with any public allowances or grants (Investitionszulagen/Investitionszuschüsse).

“Guarantor” means Advanced Micro Devices, Inc.

“Hedging Strategy” means the interest hedging strategy of the Borrower and the Guarantor as agreed between the Guarantor and the Lenders and set out in Schedule 1 (Hedging Strategy) of the Guarantee Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the information memorandum dated 10 February 2004 concerning the Borrower and certain members of the Group, prepared by Dresdner Kleinwort Wasserstein using information provided by the Borrower and the Guarantor in relation to the Project, agreed between the Mandated Lead Arrangers and the Borrower, approved by the Borrower and distributed by Dresdner Kleinwort Wasserstein on behalf of the Mandated Lead Arrangers and the Borrower prior to the Signing Date to the Original Lenders.

“Initial Margin” means [***] per cent. per annum.

“Insurance Adviser” means Willis Limited or any person who replaces them as Insurance Adviser from time to time with the consent of the Majority Lenders and the Borrower.

“Insurance Proceeds” means the total cash proceeds of any insurance claim intended to compensate for damage to any asset of the Borrower (excluding proceeds received in respect of insurance claims for (i) interruption of business or (ii) loss of inventory) received by it, after deducting:

(a)	any reasonable out of pocket costs and expenses incurred by the Borrower or any other member of the Group acting on behalf of the Borrower in relation to such a claim;

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

(b)	any reasonable costs incurred by the Borrower or any other member of the Group acting on behalf of the Borrower in connection with the adjustment or settlement of any such claim;

(c)	the unpaid balance of any Permitted Indebtedness which must be repaid by the seller on such loss (together with any premium, interest, penalties or fees required to be paid in connection therewith);

(d)	proceeds relating to third party claims which are applied towards meeting such claims; and

(e)	Taxes paid (or reasonably estimated to be payable) by the Borrower or any other member of the Group acting on behalf of the Borrower in respect of such claims.

“Insurance Report” means the report referred to in paragraph (c) of the definition of “Report”.

“Intellectual Property” means any and all rights and interests existing now or in the future in any part of the world in or relating to registered and unregistered trade marks and service marks, domain names, patents, registered designs, utility models, trade names, business names, registered or unregistered copyrights in published works, inventions registered or unregistered, data base rights, know-how, any other intellectual property rights and any applications for any of the foregoing and any goodwill therein.

“Intellectual Property Rights” means any rights of an Obligor to Intellectual Property.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.6 (Default Interest and Penalty).

“Invoice” means an invoice issued under a Project Document.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Land Charge” means all documents to be executed by the Borrower required for the creation of a first ranking land charge in chapter III over all real property of the Borrower located at Wilschdorfer Landstrasse, 01109 Dresden, partial area of approximately 199,000 square meters of the parcel (Flurstück) 121/5 in the communal district Wilschdorf, currently file 851 of the land register at the land registry Dresden for Wilschdorf and the security purpose agreement (Zweckbestimmungserklärung) in relation to such land charge.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Licence Agreement” means the perpetual licence agreement dated on or about the date hereof made amongst the Borrower, the Guarantor and AMD Fab 36 Holding GmbH and listed in Schedule 13 (Project Documents).

“Limited Partners” means:

(a)	AMD Fab 36 Holding GmbH (a wholly-owned, direct Subsidiary of the Guarantor) with a minimum holding of at least fifty point one (50.1) per cent. of the capital in the Borrower;

(b)	AMD Fab 36 Admin GmbH (a wholly-owned, direct Subsidiary of AMD Fab 36 Holding GmbH);

(c)	Leipziger Messe GmbH; and

(d)	Fab 36 Beteiligungs GmbH.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made by way of a cash advance under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	if there are no Outstandings, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Outstandings aggregate more than 66 2/3% of all the Outstandings.

“Management Plan” means each management plan delivered by the Borrower to the Facility Agent pursuant to paragraph (c) of Clause 18.1 (Financial Statements).

“Management Service Agreement” means the agreement dated 31 October 2003 made amongst the Borrower, the Guarantor, AMD Saxony Limited Liability Company & Co. KG and AMD Fab 36 Holding GmbH and listed in Schedule 13 (Project Documents).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means the percentage rate per annum determined in accordance with Clause 8.2 (Margin Ratchets) to Clause 8.4 (No Margin Ratchets in Events of Default).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets, condition (financial or otherwise) or operation of any Obligor;

(b)	the ability of any Obligor to perform or comply with its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of the Finance Documents or any rights or remedies of any Finance Party under the Finance Documents (including the perfection or priority of any material part of any Security created pursuant to the Security Documents).

“Material Contracts” means the documents listed in Schedule 16 (The Material Contracts) as at the date of this Agreement, and any other documents designated as such by the Majority Lenders (acting through the Facility Agent) and the Borrower, and “Material Contract” means any of them.

“Minimum Cash” has the meaning ascribed to such term in Clause 20.18 (Minimum Cash Balances).

“Minimum Reserve Cost” means, in respect of a Lender, any Mandatory Cost, including the cost (if any) of its complying with any reserve asset, liquidity or other regulatory requirements affecting it, expressed as a percentage rate per annum.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	for the purpose of determining the last day of an Interest Period, if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a) to (c) will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means, in relation to:

(a)	any disposal of an asset by the Borrower, the total Cash or Cash Equivalent proceeds of such disposal received by the Borrower, after deducting:

(i)	any reasonable out of pocket costs and expenses incurred by the Borrower in respect of such disposal;

(ii)	the unpaid balance on the date of such disposal of any Permitted Indebtedness which must be repaid by the Borrower on such disposal (together with any premium, interest, penalties or fees required to be paid in connection therewith); and

(iii)	Taxes paid (or reasonably estimated to be payable) in connection with such disposal; and/or

(b)	any Debt Issue or any Equity Issue, the total Cash or Cash Equivalent proceeds of such Debt Issue or any Equity Issue received by the Borrower, after deducting:

(i)	any reasonable out of pocket costs and expenses incurred by the Borrower in respect of such issue (including underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses); and

(ii)	Taxes paid (or reasonably estimated to be payable) by the Borrower in connection with such issue.

“Net Profits” means the annual profits, net of Tax paid as permitted by paragraph (a) of the definition of “Permitted Distributions”, of the Limited Partners who are not members of the Group on their partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations.

“Obligor” means the Borrower or the Guarantor.

“Outstandings” means, at any time, the aggregate of the amounts of the outstanding Loans (which amounts will also include, without double-counting, any sums deposited into the Escrow Account).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Participation” means each of the interests of the silent partners in the silent participation (stille Gesellschaft) between the Borrower and the Limited Partners who are not members of the Group.

“Participation Agreement” means the agreement (Vertrag über die Errichtung einer stillen Gesellschaft) dated on or about the date hereof made between the Borrower and Limited Partners who are not members of the Group establishing the Participation.

“Partnership Agreement” means the partnership agreement (Kommanditgesellschaftsvertrag) of the Borrower dated on or about the date hereof.

“Partnership Interest Pledges” means the agreements providing for first ranking pledges over the partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower granted by:

(a)	AMD Fab 36 Holding GmbH dated 20 April 2004;

(b)	AMD Fab 36 Admin GmbH dated 20 April 2004;

(c)	the General Partner dated 20 April 2004; and

(d)	the Second General Partner dated 20 April 2004,

relating to all present and future partnership interests held by such partners.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Permitted Business” means, in relation to the Borrower, the development, implementation and operation of the Project, together with any activity which is ancillary or incidental to any of the above.

“Permitted Disposal” means:

(a)	disposals made on arm’s length terms in the ordinary course of trading of the disposing entity;

(b)	disposals of assets exchanged for or replaced by other assets comparable or superior as to type, value and quality;

(c)	disposals on arm’s length terms of any surplus or obsolete or worn-out assets which in the reasonable opinion of the Borrower are not required for the efficient operation of the business of the Borrower;

(d)	use of cash where such use is not otherwise prohibited by the Finance Documents;

(e)	disposals constituted by the creation of any Permitted Security;

(f)	disposals where the proceeds are applied in accordance with the terms of Clause 7.2 (Mandatory Prepayment from Asset Disposals); or

(g)	disposals, other than any permitted under paragraphs (a) to (f) above, where the higher of the book value or the consideration received (when aggregated with the higher of the book value or the consideration received for any other sale, lease, transfer or other disposal falling within this paragraph (g)) does not exceed twenty-five million (25,000,000) Euro (or its equivalent in another currency or currencies at the date of such disposal) in any financial year.

“Permitted Distributions” means:

(a)	provided that no:

(i)	Default has occurred (only to the extent that the occurrence of such Default is not dependent on a determination under any of the Finance Documents); or

(ii)	Event of Default has occurred,

and is continuing (unless otherwise determined by the Majority Lenders), (A) distributions by the Borrower in amounts necessary to permit the Limited Partners, or any Holding Company of the Limited Partners on their behalf, to pay when due and payable any amount of German income taxes required to be paid by the Limited Partners on their income on the annual profits of the partnership as partners of the Borrower and on the annual profits from the Participations and (B) provided that the Credit Rating at the date of such distribution is B3 or better by Moody’s and B- or better by Standard & Poor’s, distributions (by way of dividends, repurchase, redemption or otherwise) by the Borrower to AMD Fab 36 Holding GmbH or any Holding Company or Affiliate thereof on its behalf, in amounts not exceeding, in the aggregate, the Excess Contributed Capital Amount other than Excess Contributed Capital Amounts which have been made available pursuant to paragraph (b) (iv) below;

(b)	provided that no Default or Event of Default has occurred and is continuing (unless otherwise determined by the Majority Lenders):

(i)	distributions to Limited Partners who are not members of the Group of:
(A)	annual profits from their partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower; and

(B)	annual profits or interest on the Participations,

in an amount not exceeding thirteen (13) per cent. per annum of their respective capital shares (Pflichtkapital) or capital contributions made in respect of the Participations, respectively; provided that, the Credit Rating is Caa1 or better by Moody’s and CCC+ or better by Standard & Poor’s;

(ii)	payments of principal under the Revolving Credit Agreement made in compliance with the provisions of the Subordination Agreement, any payment in accordance therewith being subject to a Credit Rating at the date of such payment of B3 or better by Moody’s and B- or better by Standard & Poor’s, or other relevant payments permitted under the Subordination Agreement;

(iii)	payments made to the General Partner and the Second General Partner in an aggregate amount of up to the equivalent of USD75,000 per annum (plus applicable VAT); and

(iv)	repayments of partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations, and distribution of Net Profits converted into equity, made in accordance with the Partnership Agreement, the Participation Agreement, the Purchase Agreements and the Federal/State Guarantor Decision to Leipziger Messe GmbH and/or Fab 36 Beteiligungs GmbH

(aa)	in any amount up to the excess, if any, of Cash and Cash Equivalents over the sum of:

(aaa)	the Minimum Cash;

(bbb)	amounts held in the Escrow Account;

(ccc)	outstandings under the Revolving Credit Agreement, if any;

(ddd)	prepayments made under the Cost Plus Reimbursement Agreement (this does not apply to prepayments made when due under the Cost Plus Reimbursement Agreement); and

(eee)	EUR100,000,000,

provided that, the Outstandings and Total Commitments under this Agreement are EUR250,000,000 or less; or

(bb)	after 31 December 2005, in amounts provided concurrently by the Guarantor under a Subordinated Loan Agreement or contributed by means of Excess Contributed Capital Amounts.

“Permitted Indebtedness” means any Financial Indebtedness:

(a)	arising under or permitted pursuant to the Finance Documents or Project Documents;

(b)	to the extent that such Financial Indebtedness is subordinated on terms acceptable to the Majority Lenders (acting reasonably) or pursuant to the Subordination Agreement;

(c)	other indebtedness arising under any Existing Indebtedness, provided that such Financial Indebtedness and/or indebtedness is repaid or prepaid before the date of initial Utilisation;

(d)	arising under the Revolving Credit Agreement or a Subordinated Loan Agreement;

(e)	arising under and permitted by Clause 20.25 (Treasury Transactions) or Clause 20.26 (Hedging);

(f)	to which the Majority Lenders shall have given their prior written consent;

(g)	in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(h)	from the first Utilisation Date, incurred for leasing arrangements over assets in the ordinary course of business in an aggregate amount not exceeding in each case:

(i)	twenty-five million (25,000,000) Euro up to and including 31 December 2007;

(ii)	fifty million (50,000,000) Euro up to and including 31 December 2008; and

(iii)	seventy-five million (75,000,000) Euro thereafter;

(i)	without double counting, arising under any guarantee or indemnity referred to in paragraph (b) of the definition of “Permitted Loans and Guarantees”; or

(j)	not falling within paragraphs (a) to (i) above provided that the aggregate amount of Financial Indebtedness, performance bonds, surety bonds and contingent obligations incurred in the ordinary course of business by the Borrower falling within this paragraph (j) does not exceed ten million (10,000,000) Euro (or its equivalent in another currency or currencies on the date it was incurred) at any time.

“Permitted Loans and Guarantees” means:

(a)	any loan, credit or other financial accommodation arising under or permitted pursuant to the Transaction Documents; and

(b)	any guarantee or indemnity given by the Borrower in the ordinary course of business in respect of indebtedness or Financial Indebtedness pursuant to paragraphs (c), (e) (to the extent not exceeding the ten million (10,000,000) Euro limit set out in paragraph (j), of the definition of “Permitted Indebtedness”) or (g), or any performance bonds, surety bonds or contingent obligations pursuant to paragraph (j), of the definition of “Permitted Indebtedness” with a term not exceeding the due date of any such indebtedness or Financial Indebtedness, performance bonds, surety bonds or contingent obligations, as applicable.

“Permitted Security” means:

(a)	any of the Security created pursuant to the Security Documents together with such other Security as the Facility Agent may by notice to the Borrower pursuant to this Agreement or a Security Document demand that the Borrower provides for all or any part of its obligations under the Finance Documents;

(b)	any netting or set-off arrangement entered into by the Borrower for the purposes of implementing the Hedging Strategy;

(c)	any Existing Security, provided that such Security is released before the date of initial Utilisation;

(d)	any Security arising by operation of law and in the ordinary course of trading, provided that any such Security is discharged within twenty (20) days after having arisen;

(e)	any Security imposed by court order, other than one applied for by the Borrower, provided that the amounts secured thereunder relate to:

(i)	overdue amounts; and

(ii)	for which the Borrower contests in good faith;

(f)	any retention of title arrangement entered into by the Borrower in the normal course of its trading activities on the counterparty’s standard or usual terms to the extent that such terms are customary;

(g)	any Security over or affecting any asset acquired by the Borrower after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by it;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by it; and

(iii)	the Security is removed or discharged within two (2) months of the date of acquisition of such asset;

(h)	any pledge over a deposit or any guarantee (up to an aggregate amount not exceeding five (5) per cent. of the guaranteed maximum price under the EPC Contract) to collateralise the Borrower’s obligations under the EPC Contract; provided that, the Security Agent benefits from a second-ranking pledge over such deposit or from a similar second ranking security interest; and

(i)	any Security created in relation to any indebtedness permitted pursuant to paragraph (j) of the definition of “Permitted Indebtedness”.

“Prime Bank” means a financial institution with a rating of not lower than A3 (Moody’s Investor Services, Inc.) or A- (Standard & Poor’s Corporation).

“Project” means the construction and operation of a 300mm silicon wafer microprocessor fabrication facility located at Wilschdorfer Landstrasse, 01109 Dresden to be owned and operated by the Borrower with a planned total capital expenditure (including, without limitation, construction costs) by 31 December 2007 of approximately two billion, four hundred million (2,400,000,000) Euro.

“Project Documents” means the documents listed in Schedule 13 (The Project Documents) as at the Signing Date, and any other documents entered into by either Obligor that are not Finance Documents, are required in relation to the Project and are designated as such by the Facility Agent and the Borrower, and “Project Document” means any of them.

“Project Engineer” means M+W Zander Facility Engineering GmbH or any person who replaces them as Project Engineer from time to time with the consent of the Majority Lenders and the Borrower.

“Project Works” means the design, development and construction of the Project at the Site and any other works contemplated in the Project Documents in relation to the Project.

“Purchase Agreements” means the purchase agreement dated on or about the date hereof made between Leipziger Messe GmbH, Fab 36 Beteiligungs GmbH, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH and Advanced Micro Devices, Inc., concerning the partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower (“Kaufvertrag über Kommanditgesellschaftsanteile”) and the purchase agreement dated on or about the date hereof made between Leipziger Messe GmbH, Fab 36 Beteiligungs GmbH, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, Advanced Micro Devices, Inc. and the Borrower concerning the Participations of the Limited Partners who are not members of the Group (“Kaufvertrag über stille Beteiligungen”).

“Qualifying Lender” means in respect of any payment by the Borrower or the Guarantor which is capable of attracting a Tax Deduction (as defined in Clause 12.1 (Definitions)), a Lender which is beneficially entitled to a payment of interest under a Finance Document and which is both a German Qualifying Lender and a US Qualifying Lender.

“Quarter Date” means the last day of each Fiscal Quarter.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Real Estate Appraiser” means Angermann & Lüders GmbH & Co. KG or any person who replaces them as Real Estate Appraiser from time to time with the consent of the Majority Lenders and the Borrower.

“Reference Banks” means Commerzbank Aktiengesellschaft, Deutsche Bank Luxembourg S.A. and Dresdner Bank AG and the principal offices of such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Invoice” means, in relation to a Utilisation Request, each Invoice in relation to which that Utilisation Request has been given, as identified in such Utilisation Request and relating to the purchase of Equipment and the payment of costs for Services incurred by the Borrower for the purposes of implementing the Project (in accordance with the Business Plan).

“Relevant Period” has the meaning given to it in Clause 19.1 (Financial Definitions).

“Repayment Date” means each of the dates specified in the table in Clause 6.1 (Repayment of the Loans).

“Repayment Instalment” means, in relation to each Repayment Date, the amount (expressed in Euro) by which the aggregate principal amount of the Outstandings is to be reduced on that Repayment Date in accordance with paragraph (a) of Clause 6.1 (Repayment of the Loans), as reduced, if applicable, in accordance with Clause 7.1 (Illegality) to Clause 7.4 (Mandatory Prepayment from the Escrow Account) (inclusive), or Clause 7.7 (Voluntary Prepayment of the Loans) to 7.10 (Right of Repayment and Cancellation in Particular Circumstances) (inclusive).

“Repeating Representations” means each of the representations set out in Clause 17.2 (Status) to Clause 17.8 (Governing Law and Enforcement) (inclusive), Clause 17.11 (No Default) to Clause 17.23 (No Security) (inclusive) and Clause 17.27 (Management Plans) to Clause 17.31 (Compliance with Laws and Regulations) (inclusive).

“Reports” means:

(a)	the report of the Technical Appraiser dated 26 September 2003 concerning the projected fair market value of the Equipment;

(b)	the report of Arthur D. Little dated 4 November 2003 concerning Project costs, feasibility, state of technology and realisation;

(c)	the report of the Insurance Adviser dated 5 April 2004 confirming that the contemplated insurance cover for the business and assets of the Borrower is sufficient;

(d)	the market research report from Gartner Dataquest, Inc. dated 8 August 2003; and

(e)	the report of the Real Estate Appraiser dated 10 September 2003 concerning the real estate/property and site of the Borrower,

each such Report, other than that set out in paragraph (d) above, being addressed to, or permitted to be relied upon by, the Finance Parties, and “Report” shall be construed accordingly.

“Required Insurance” means the insurance cover under the policies taken out pursuant to the contracts set out in Schedule 17 (Required Insurance).

“Revolving Credit Agreement” means the revolving credit agreement in an amount of EUR 750,000,000 dated on or about the date hereof made between the Guarantor and the Borrower.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Second General Partner” means LM Beteiligungsgesellschaft mbH.

“SEC” means the United States Securities and Exchange Commission or other successor United States governmental authority.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agency Agreement” means the security agency agreement to be made between the Borrower, the Guarantor, the General Partner, the Second General Partner, AMD Fab 36 Admin GmbH, AMD Fab 36 Holding GmbH and the Finance Parties, in the form set out in Schedule 10 (Form of Security Agency Agreement).

“Security Assignment” means the assignment agreement dated 20 April 2004 providing for the assignment to the Security Agent of the fixed and current assets of the Borrower.

“Security Documents” means:

(a)	the Guarantee Agreement;

(b)	the Federal/State Guarantee;

(c)	the Partnership Interest Pledges;

(d)	the Share Pledges;

(e)	the Land Charge;

(f)	the Security Assignment;

(g)	the Assignments of Receivables;

(h)	the Global Assignment of Receivables;

(i)	the Assignment of Warranties;

(j)	the Assignment of Material German Contracts;

(k)	the Assignment of Material US Contracts;

(l)	the Assignment of Insurance Claims;

(m)	the Account Pledges;

(n)	the Assignments of Claims;

(o)	the Call Option;

(p)	the Assignment of the AMD Call Options;

(p)	the Subordination Agreement;

(r)	the Security Agency Agreement; and

(s)	any other document evidencing or creating Security over any asset of the Borrower to secure any obligation of the Borrower to a Finance Party under the Finance Documents or any of them.

“Security Providers” means the Federal/State Guarantors and the Obligors (or Subsidiaries of the Obligors), and “Security Provider” means any of them.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Services” means the installation and commissioning of the Equipment and any additional building and installation services associated therewith.

“Share Pledges” means the following agreements providing for first ranking pledges over:

(a)	the shares of AMD Fab 36 Holding GmbH dated 20 April 2004;

(b)	the shares of AMD Fab 36 Admin GmbH dated 20 April 2004;

(c)	the limited liability interests of the General Partner dated 20 April 2004; and

(d)	the shares of the Second General Partner dated 20 April 2004,

relating to all present and future shares held by such partners.

“Signing Date” means the date of this Agreement.

“Site” means the real property purchased and buildings to be erected at Wilschdorfer Landstrasse, 01109 Dresden in relation to the Project.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Subordinated Loan” means any loan made to, or debt instrument issued by, the Borrower, under a Subordinated Loan Agreement, the Revolving Credit Agreement or any other document or instrument, which is subordinated to the rights and claims of the Finance Parties in accordance with the Subordination Agreement.

“Subordinated Loan Agreement” means any agreement pursuant to which the Guarantor provides a subordinated loan to the Borrower, which subordinated loan will be subject to the restrictions imposed by Clause 20.20 (Subordinated Loans) and Clause 20.21 (Distributions).

“Subordination Agreement” means the subordination agreement to be made amongst, inter alia, the Borrower, the Guarantor, the General Partner, the Second General Partner, the Limited Partners and the Finance Parties in relation to the equity and subordinated debt of the Borrower and other claims of the Affiliates of the Borrower in the form set out in Schedule 11 (Form of Subordination Agreement).

“Subsidiary” means, in relation to any company, corporation or partnership:

(a)	a company, corporation or partnership which is “controlled”, directly or indirectly, by and therefore is a “dependent enterprise”(abhängiges Unternehmen) of the first mentioned company, partnership or corporation, in the case of the latter, within the meaning of Sec. 17 Stock Corporation Act (Aktiengesetz), or which is a “subsidiary” (Tochterunternehmen) within the meaning of Sec. 290 Commercial Code (Handelsgesetzbuch) of such company, corporation or partnership;

(b)	a company, corporation or partnership more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or partnership or more than half of the dividend of which is declared from time to time by the first mentioned company;

(c)	a partnership in which:

(i)	there is a participation of more than fifty (50) per cent. in the assets of such partnership by the first mentioned company, corporation or partnership; or

(ii)	the first mentioned company, corporation or partnership has the power to (A) cast, or control the casting of, more than fifty (50) per cent. of the maximum number of votes that might be cast at a general meeting, (B) appoint or remove all, or the majority of, the directors or other equivalent officers, or (C) give directions with respect to the operating and financial policies which the directors or other equivalent officers thereof are obliged to comply with; or

(d)	in the case of a limited partnership, a partnership in which the general partner has control and the first mentioned company, corporation or partnership has control of the general partner,

and, for this purpose, a company, corporation or partnership shall be treated as being controlled by another if that other company, corporation or partnership is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Subsidy Agreement” means any agreement made by the Borrower or any administrative decision (Bescheid) addressed to the Borrower in relation to grants and/or allowances (Investitionszulagen/Investitionszuschüsse) in connection with the Project and any statutory or other obligations imposed on the Borrower associated therewith.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Adviser” means Fraunhofer Institut Siliziumtechnologie (ISIT), Fraunhoferstraße 1, 25524 Itzehoe, or any person who replaces them as Technical Adviser from time to time with the consent of the Majority Lenders and the Borrower.

“Technical Appraiser” means Emerald Technology Valuations LLC or any person who replaces them as Technical Appraiser from time to time with the consent of the Majority Lenders and the Borrower.

“Technical Completion” means attainment of the following:

(a)	a certificate issued by the Technical Adviser confirming that the Borrower has in place a wafer fabrication process that is suitable for 300mm, high volume production of advanced, competitive microprocessors;

(b)	a certificate issued by the Technical Adviser confirming that the Borrower has achieved a minimum of 325 wafer starts per week on average over a period of four (4) consecutive weeks (the “Average WSPW”), and a seventy-five (75) per cent. average process yield over the same period of four (4) consecutive weeks (the “Average Yield”); and

(c)	cumulative capital expenditures (less write-offs for technically obsolete or unsuitable equipment) of the Borrower greater or equal to one billion (1,000,000,000) Euro, as confirmed by the Auditors.

“Termination Date” means the date which falls on the seventh (7th) anniversary of the Signing Date.

“Total Commitments” means the aggregate of the Commitments, being seven hundred million (700,000,000) Euro at the Signing Date.

“Transaction Documents” means the Finance Documents and the Project Documents and any other document designated as such by the Facility Agent and the Borrower and “Transaction Document” means any of them.

“Transaction Security” means any Security for all or any part of the obligations of the Borrower under the Finance Documents or any of them expressed to be created by or pursuant to, or to be evidenced in, the Security Documents or any of them.

“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Treasury Transaction” means any currency or interest purchase, cap or collar agreement, forward rate agreement, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement.

“Treaties” means the German Treaty and the US Treaty, and “Treaty” means any of them.

“Treaty State” means a jurisdiction having both a German Treaty and a US Treaty.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Qualifying Lender” means:

(a)	a Lender incorporated under the laws of the United States or any political sub-division thereof, but only if the Lender is entitled to receive any and all payments under the Finance Documents (subject to completion of any procedural formalities) without a Tax Deduction; or

(b)	a US Treaty Lender.

“US Treaty” means a double taxation agreement with the United States which makes provision for full exemption of tax imposed by the United States on interest.

“US Treaty Lender” means a Lender which:

(a)	is treated as a resident of a US Treaty State for the purposes of the US Treaty;

(b)	does not carry on business in the United States through a permanent establishment with which that Lender’s participation in a Loan is effectively connected; and

(c)	is entitled under the US Treaty (subject to the completion of any necessary procedural formalities) to receive any and all payments under the Finance Documents without a Tax Deduction (as defined in Clause 12.1 (Definitions).

“US Treaty State” means a jurisdiction to which a US Treaty applies.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made or to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax and any other tax of a similar nature.

1.2	Interpretation

(a)	Any reference in this Agreement to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	the “Facility Agent”, any “Mandated Lead Arranger”, the “Reporting Agent”, the “Security Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iii)	“Dresdner Kleinwort Wasserstein” is a reference to Dresdner Kleinwort Wasserstein, the investment banking division of Dresdner Bank AG;

(iv)	the “European interbank market” means the interbank market for Euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented, modified, renewed, extended, restated or novated;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	unless a contrary indication appears, a time of day is a reference to Frankfurt am Main time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	If there is any conflict between this Agreement and any other Finance Document, the provisions of this Agreement will prevail.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency definitions

In this Agreement:

(a)	“EUR” and “Euro” denote the single currency of the Participating Member States;

(b)	“USD” and “Dollar” denote the lawful currency of the United States; and

(c)	“GBP” and “Sterling” denote the lawful currency of the United Kingdom.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in Euro in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt. The creation of jointly held assets (Gesamthandsvermögen) is excluded.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

The Borrower shall:

(a)	by way of Utilisations during the Availability Period; and/or

(b)	for up to a twelve (12) Month period after the expiry of the Availability Period, by way of cash withdrawals from the Escrow Account,

apply all amounts borrowed by it under the Facility in or towards the payment of the Relevant Invoices (unless the Utilisation(s) are made for the purposes of being deposited into the Escrow Account).

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Borrower will ensure that within five (5) Business Days of the Signing Date, the Facility Agent will have received all of the documents and other evidence listed in Part I (Initial Conditions Precedent) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Conditions Precedent to First Utilisation

(a)	The Borrower may not deliver the first Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent to First Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent and the proposed Utilisation together with all outstandings under the Syndicated Loan Agreement dated 11 March 1997 with AMD Saxony Limited Liability Company & Co. KG will not exceed the Facility Amount. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Unless the Borrower is also able to satisfy the requirements of paragraph (a) of Part III (Further Conditions Precedent) of Schedule 2 (Conditions Precedent), it may only deliver the first Utilisation Request for a sum to be drawn of no more than four hundred million (400,000,000) Euro.

4.3	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of any further Utilisation Request and on the proposed Utilisation Date, and the Facility Agent will only be obliged to permit a withdrawal from the Escrow Account (other than as required for investments in permitted Cash Equivalents) if on the date of a request for such withdrawal and on the date of such withdrawal:

(a)	the Facility Agent has received all of the documents and other evidence required by Part III (Further Conditions Precedent) of Schedule 2 (Conditions Precedent), to the extent applicable, in form and substance satisfactory to the Facility Agent;

(b)	the proposed Utilisation together with the Loans and all outstandings under the Syndicated Loan Agreement dated 11 March 1997 with AMD Saxony Limited Liability Company & Co. KG will not exceed the Facility Amount;

(c)	no Default is continuing or would result from the proposed Loan; and

(d)	the Repeating Representations made or deemed to be made are true, accurate and correct in all material respects as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, accurate and correct in all material respects on the date originally made or deemed to be made.

4.4	Maximum Number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than twenty (20) Loans would be outstanding.

(b)	The Borrower may not deliver more than two (2) Utilisation Request in any single Month.

(c)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, there would be outstanding more Loans than provided for in paragraph (a) above.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than at the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; however, on or before the expiry of the Availability Period, any portion or all of the undrawn Commitments may, at the option of the Borrower, either be:

(A)	drawn down and deposited into the Escrow Account for future application solely towards the purpose set out in Clause 3 (Purpose); or

(B)	cancelled;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it provides payment instructions.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be Euro.

(b)	The amount of the proposed Loan must be an amount that is not more than that of the Available Facility and which is a minimum of seven and one half million (7,500,000) Euro and is an integral multiple of two and one half million (2,500,000) Euro, or, if less, the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of such Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of the Facility

If, prior to the date on which it receives a Utilisation Request, the Facility Agent receives a notice of cancellation of the whole or part of the Available Facility which is to take effect under Clause 7.9 (Voluntary Cancellation) on a date falling on or after such date (but before the Loan requested in that Utilisation Request has been made), such Available Facility shall be treated, for the purpose of Clause 5.3 (Currency and Amount), as if it had already been reduced by the amount of such cancellation (as specified in such notice). Nothing in this Clause 5.5 shall be treated as reducing any Lender’s Available Commitment under the Facility for the purposes of Clause 11.1 (Commitment Fee) prior to the date on which such cancellation would otherwise take effect pursuant to such cancellation notice.

5.6	Cancellation of a Lender’s Commitment

If a Lender’s Commitment is cancelled under Clause 7.1 (Illegality) or Clause 7.10 (Right of Repayment and Cancellation in Particular Circumstances) after the Facility Agent has received a Utilisation Request but before the Loan requested in that Utilisation Request has been made, then, unless the commitment to advance an amount equal to the proportion which such Lender’s Commitment bore to the Total Commitments immediately prior to such cancellation taking effect (the “Affected/Subject Lender’s Proportion”) is assumed by, either:

(a)	another Lender or other Lenders, to the extent not exceeding such Lender’s or Lenders’ Available Commitment; or

(b)	an Eligible Transferee (as defined in and in accordance with Clause 7.1 (Illegality) or Clause 7.10 (Right of Repayment and Cancellation in Particular Circumstances), as the case may be) procured by the Borrower, within one (1) day of receipt of such Utilisation Request, that Loan shall be reduced by the amount of the Affected/Subject Lender’s Proportion.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of the Loans

(a)	Subject to the other provisions of this Agreement, the Borrower shall repay on each Repayment Date an amount or amounts such that the amount of all the Outstandings is reduced by an amount equal to the percentage of the aggregate amount of all such Loans as calculated in paragraph (b) below.

(b)	The Borrower shall reduce the amount of all the Outstandings by an amount equal to the percentage of the aggregate amount of all such Loans on 29 September 2007 which is specified in Column B and appears opposite the relevant Repayment Date in the table below:

Column A Repayment Date	Column B Percentage Repaid (from the aggregate amount of all Loans as at the end of the Availability Period)

30 September 2007	3.00%

30 December 2007	3.00%

31 March 2008	5.00%

30 June 2008	5.00%

30 September 2008	5.00%

30 December 2008	5.00%

31 March 2009	7.50%

30 June 2009	7.50%

30 September 2009	7.50%

30 December 2009	7.50%

31 March 2010	8.00%

30 June 2010	8.00%

30 September 2010	9.00%

30 December 2010	9.00%

31 March 2011	10.00%

100.00%

(c)	Each repayment which is to be made under paragraph (b) above on a Repayment Date shall be made:

(i)	firstly, by repaying on such Repayment Date Outstandings having Interest Periods ending on such Repayment Date in accordance with paragraph (d) below, if applicable; and

(ii)	secondly, by repaying the other Loans in accordance with paragraph (d) below, if applicable.

(d)	If the aggregate amount of all the Outstandings having an Interest Period ending on a Repayment Date exceeds the Repayment Instalment due on that date, then the Borrower may, by not less than four (4) Business Days’ prior notice to the Facility Agent, select which of those Loans will be wholly or partially repaid to enable the repayment required under paragraph (b) above to occur; provided that, if the Borrower fails to give such notice, the Facility Agent shall select the Loans to be wholly or partially repaid as aforesaid.

(e)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Supplemental Cash Reserves

If on any scheduled Repayment Date the Credit Rating is rated Caa2 or lower by Moody’s or CCC or lower by Standard & Poor’s, the Borrower shall, in accordance with the directions of the Facility Agent (acting on the instructions of the Majority Lenders), ensure that the Cash reserves to be held in accordance with Clause 20.18 (Minimum Cash Balances) shall be increased as provided therein.

6.3	Extension of Termination Date

(a)	The Borrower may at any time after the end of the Availability Period, provided that the aggregate value of all Outstandings is no more than EUR420,000,000, by written notice (the “Renewal Request”) request that the Termination Date be extended to the Extended Termination Date in accordance with a new proposed repayment schedule (“the New Repayment Schedule”) replacing the table set out in paragraph (b) of Clause 6.1 (Repayment of the Loans) (the “Extension”), provided such Renewal Request is received by the Facility Agent no earlier than one hundred and twenty (120) days and no later than ninety (90) days prior to the date on which the Borrower wants the Extension to take effect (the “Effective Date”).

(b)	The Facility Agent shall promptly notify each Lender and the Federal/State Guarantors of its receipt of a Renewal Request. Each Lender shall have the right, in its absolute discretion, to accept or decline any Renewal Request and the Federal/State Guarantors shall have the right to veto the Extension. A Lender and the Federal/State Guarantors which agree(s) to the Extension as requested by a Renewal Request shall notify the Facility Agent of its agreement within sixty (60) days after the date on which the Facility Agent has notified the Lenders and the Federal/State Guarantors (the “Renewal Decision Date”). If a Lender or the Federal/State Guarantors do not so notify the Facility Agent, it/they will be deemed to have declined or vetoed the Extension.

(c)	If all the Lenders, together with the Federal/State Guarantors, agree to the Extension, then:

(i)	on the Effective Date, the date for the repayment of the participations in the Loans of the Lenders as at the Termination Date will be extended to the Extended Termination Date in accordance with the New Repayment Schedule; and

(ii)	the Borrower shall, on the first (1st) Business Day after the Effective Date, pay to the Facility Agent for each Lender an extension fee in an amount which shall have been agreed amongst the Borrower and the Lenders prior to the Renewal Decision Date.

(d)	If any Lender or the Federal/State Guarantors decline to agree to or vetoes the Extension, the Borrower shall, on the Termination Date, repay in full the Loans.

(e)	A Renewal Request is irrevocable and may not be withdrawn.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	A Lender must notify the Facility Agent promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender (an “Affected Lender”) to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan to the Borrower.

(b)	After notification under paragraph (a) above and upon the Facility Agent promptly notifying the Borrower:

(i)	the Borrower must repay or prepay the share of the Affected Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Affected Lender in the relevant Facility will be immediately cancelled.

(c)	The date for repayment or prepayment of an Affected Lender’s share in a Loan will be the earliest of the following dates:

(i)	the last day of the Interest Period for that Loan occurring after the Facility Agent has notified the Borrower;

(ii)	the date specified by the Affected Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(iii)	the next Repayment Date.

(d)	Upon the occurrence of the events set out in paragraphs (a) and (b) above, so long as:

(i)	no Event of Default shall have occurred and be continuing; and

(ii)	the Borrower has obtained a commitment from another Lender or bank, financial institution, trust, fund or other entity which intends to become a Party in accordance with Clause 22 (Changes to the Lenders) that is a Qualifying Lender (an “Eligible Transferee”) to purchase at par the Affected Lender’s Loans and assume the Affected Lender’s Commitments and all other obligations of the Affected Lender under the relevant Finance Documents, the Borrower may request of the Affected Lender, and the Affected Lender shall in good faith consider such request, that it transfer all of its Loans and Commitments to such Eligible Transferee in accordance with Clause 22.5 (Procedure for Transfer); provided that, prior to or concurrently with such replacement:

(iii)	the Borrower or the Eligible Transferee shall have paid to the Affected Lender all amounts due to it under this Agreement;

(iv)	the Borrower or the Eligible Transferee shall have paid to the Facility Agent the transfer fee of two thousand (2,000) Euro required under Clause 22.3 (Assignment and Transfer Fee); and

(v)	all the requirements for such transfer set out in Clause 22.5 (Procedure for Transfer) shall have been fulfilled.

7.2	Mandatory Prepayment from Asset Disposals

(a)	Subject to paragraphs (b) and (c) below, the Borrower shall ensure that the Net Proceeds arising from the disposal of any asset (including Equipment) by the Borrower are paid to the Facility Agent promptly upon the receipt and applied in prepayment of the Outstandings in accordance with Clause 7.5 (Application of Prepayments).

(b)	Paragraph (a) shall not apply to Net Proceeds arising from any disposal referred to in paragraph (a) above:

(i)	to the extent that such Net Proceeds are promptly upon receipt re-invested in:

(A)	similar or like assets (including Equipment) of a comparable or superior quality, type or value in the ordinary course of business; or

(B)	other capital expenditure provided in the Business Plan (as modified by subsequent Management Plans),

within a period of one hundred and eighty (180) days from the date of receipt of such Net Proceeds by the Borrower; provided however, that the Borrower shall be deemed to have applied Net Proceeds in accordance with this Clause 7.2 prior to the expiration of such one hundred and eighty (180) days if and to the extent it has presented to the Facility Agent one or more bona fide purchase orders for property or assets to be used in connection with the Project;

(ii)	to the extent arising from Permitted Disposals; or

(iii)	if the Net Proceeds per disposal do not exceed ten million (10,000,000) Euro (or its equivalent in another currency on the date of such disposal) or, when aggregated with the Net Proceeds received from any other disposals of assets made in the immediately preceding twelve (12) calendar month period (excluding the Net Proceeds from disposals falling within sub-paragraphs (i) or (ii) above), do not exceed thirty million (30,000,000) Euro (or its equivalent in another currency on date of such disposals).

(c)	The Borrower shall be entitled, during the period of one hundred and eighty (180) days from the date of receipt of such Net Proceeds, to apply such Net Proceeds in accordance with paragraph (b)(i) above. Any amounts not so applied during such one hundred and eighty (180) day period shall thereafter be paid to the Facility Agent and applied in prepayment of the Outstandings in accordance with Clause 7.5 (Application of Prepayments).

7.3	Mandatory Prepayment from Insurance Proceeds

(a)	Subject to paragraphs (b) and (c) below, the Borrower shall ensure that any Insurance Proceeds received by it are paid to the Facility Agent promptly upon the receipt of such Insurance Proceeds and applied in prepayment of the Outstandings in accordance with Clause 7.5 (Application of Prepayments).

(b)	Paragraph (a) shall not apply to any Insurance Proceeds unless the Insurance Proceeds exceed five million (5,000,000) (or its equivalent in another currency upon the date of their receipt) or, when aggregated with the Insurance Proceeds received by it from claims made in the immediately preceding twelve (12) calendar month period (excluding the Insurance Proceeds from disposals falling within paragraphs (c) below), exceed twenty-five million (25,000,000) Euro (or its equivalent in another currency upon the date of their receipt).

(c)	Paragraph (a) shall not apply to any Insurance Proceeds to the extent that such Insurance Proceeds are applied towards:

(i)	the replacement and/or reinstatement of the assets with similar or like assets (including Equipment) of a comparable or superior quality, type or value and/or repair of the assets in respect of which the relevant insurance claim was made (or to refinance any expenditure incurred in the replacement, reinstatement and/or repair of such assets); or

(ii)	other capital expenditure provided in the Business Plan (as modified by subsequent Management Plans),

in either case, within a period of one hundred and eighty (180) days from the date of receipt of such Insurance Proceeds by the Borrower (or the Borrower has entered into binding agreements to apply such Insurance Proceeds within such one hundred and eighty (180) day period).

(d)	The Borrower shall be entitled, during the period of one hundred and eighty (180) days from the date of its receipt of such Insurance Proceeds, to apply such Insurance Proceeds in accordance with paragraph (c) above. Any sums not so applied during the one hundred and eighty (180) day period shall thereafter be paid to the Facility Agent and applied in prepayment of the Outstandings in accordance with Clause 7.5 (Application of Prepayments).

7.4	Mandatory Prepayment from the Escrow Account

On the date falling twelve (12) Months after the end of the Availability Period, any and all sums remaining in the Escrow Account shall be immediately applied in prepayment of the Outstandings in accordance with Clause 7.5 (Application of Prepayments), and the Facility Agent shall be entitled to take all action necessary to effect such application.

7.5	Application of Prepayments

(a)	Any amounts paid to the Facility Agent in accordance with:

(i)	Clause 7.2 (Mandatory Prepayment from Asset Disposals) and Clause 7.3 (Mandatory Prepayment from Insurance Proceeds) shall be applied in prepayment of the Outstandings in inverse order of maturity; and

(ii)	Clause 7.4 (Mandatory Prepayment from the Escrow Account) shall be applied in prepayment of the Outstandings on a pro rata basis.

(b)	Any mandatory prepayment of the Loans in accordance with this Clause 7 shall:

(i)	firstly, be applied to outstanding Loans in the order provided therefor in the applicable provision of this Clause 7; and

(ii)	secondly, reduce (and there shall be a corresponding cancellation in) the Available Facility.

Any cancellation, except in the case of a cancellation pursuant to Clause 7.1 (Illegality) or Clause 7.10 (Right of Repayment and Cancellation in Particular Circumstances), shall reduce the Commitments of the Lenders rateably. No amount so cancelled may be reborrowed.

7.6	Date for Prepayment

If the provisions of Clause 7.1 (Illegality) (subject to the limitations of paragraph (c) of Clause 7.1) to Clause 7.3 (Mandatory Prepayment from Insurance Proceeds) (inclusive) would require the prepayment of a Loan otherwise than on the last day of an Interest Period relating to that Loan, the Borrower may, by written notice to the Facility Agent (to be received not less than five (5) Business Days prior to the date on which such prepayment would be required to be made (but for this Clause 7.6)), request that the amount of such prepayment be applied by the Facility Agent in prepayment of the relevant Loan on the last day of the then current Interest Period relating to that Loan.

7.7	Voluntary Prepayment of the Loans

(a)	Effective from and after the date of Closing, the Borrower may prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the relevant Loan by a minimum amount of seven and one half million (7,500,000) Euro and represents an integral multiple of two and one half million (2,500,000) Euro, or, if less, the remaining amount of that Loan) on the last day of any Interest Period applicable to such Loan, upon at least ten (10) Business Days’ irrevocable written notice to the Facility Agent and specifying the principal amount of such prepayment and the Business Day on which such prepayment shall occur, upon:

(i)	the payment of the prepayment fee set out in Clause 7.8 (Prepayment Fee); and

(ii)	the payment of all accrued but unpaid interest in respect of the principal amount of the Loan prepaid.

(b)	Any prepayment under this Clause 7.7 shall be immediately applied in satisfaction of the Outstandings on a pro rata basis.

7.8	Prepayment Fee

(a)	If the Borrower prepays for any reason (whether voluntarily or otherwise) any of the outstanding Loans prior to the scheduled date on which such principal amount falls due, the Borrower shall pay to the Facility Agent, for the account of the Lenders, a prepayment fee determined in accordance with the following table; provided that, no such prepayment fee will be required in respect of a supplemental repayment pursuant to paragraph (a) of Clause 6.2 (Supplemental Repayment and Supplemental Cash Reserves) or a prepayment pursuant to Clause 7.1 (Illegality):

Period during which prepayment occurs	Prepayment fee
On or prior to the first anniversary of the Utilisation Date of the applicable Loan	[***] per cent. of the principal amount of the Loan(s) prepaid

after the first but on or prior to the second anniversary of the Utilisation Date of the applicable Loan	[***] per cent. of the principal amount of the Loan(s) prepaid

after the second anniversary of the Utilisation Date of the applicable Loan	[***] per cent. of the principal amount of the Loan(s) prepaid

(b)	For the purposes of paragraph (a) above, the Utilisation Date of any Loans drawn under the Facility and paid into the Escrow Account shall be the date on which such funds are withdrawn from the Escrow Account; provided that, the total prepayment fee due in respect of any such Loan will be reduced by the aggregate amount of Margin paid in respect of that Loan while held in the Escrow Account.

7.9	Voluntary Cancellation

(a)	Effective from and after the date of Closing, the Borrower may cancel the whole or any part of the Available Facility (being a minimum amount of seven and one half million (7,500,000) Euro and representing an integral multiple of two and one half million (2,500,000) Euro or, if less, the remaining amount of the Available Facility) upon at least ten (10) Business Days’ irrevocable written notice to the Facility Agent and upon payment of the cancellation fee set out in paragraph (b) below. Any amount so cancelled may not be reinstated.

(b)	If the Available Facility is cancelled at any time (whether pursuant to this Clause 7.9 or otherwise), the Borrower shall pay to the Facility Agent, for the account of the Lenders, a cancellation fee determined in accordance with the following table; provided that, no such cancellation fee will be required in respect of any portion of the Available Facility that is cancelled pursuant to Clause 7.1 (Illegality):

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

Period during which cancellation occurs	Cancellation fee
Following the date of Closing but prior to 1 January 2005	[***] per cent. of the principal amount of the Available Facility cancelled

on or after 1 January 2005 but prior to 1 January 2006	[***] per cent. of the principal amount of the Available Facility cancelled

on or after 1 January 2006	[***] per cent. of the principal amount of the Available Facility cancelled

(c)	Any cancellation under this Clause 7.9 shall reduce the Commitments of the Lenders rateably.

7.10	Right of Repayment and Cancellation in Particular Circumstances

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax Gross-Up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs); or

(iii)	any Lender notifies the Facility Agent of its Minimum Reserve Cost,

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Minimum Reserve Cost is greater than zero, give the Facility Agent at least seven (7) Business Days’ prior written notice of cancellation of the Commitments of that Lender (the “Subject Lender”) and its intention to procure the repayment of the Subject Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, any Available Commitment of the Subject Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the Subject Lender’s participation in the Loan to which such Interest Period relates.

(d)	Upon the occurrence of the events set out in this Clause 7.10, so long as:

(i)	no Event of Default shall have occurred and be continuing; and

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

(ii)	the Borrower has obtained a commitment from another Lender or bank, financial institution, trust, fund or other entity which intends to become a Party in accordance with Clause 22 (Changes to the Lenders) that is a Qualifying Lender (an “Eligible Transferee”) to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender under the relevant Finance Documents, the Borrower may request of the Subject Lender, and the Subject Lender shall in good faith consider such request, that it transfer all of its Loans and Commitments to such Eligible Transferee in accordance with Clause 22.5 (Procedure for Transfer); provided that, prior to or concurrently with such replacement:

(iii)	the Borrower or the Eligible Transferee shall have paid to the Subject Lender all amounts due to it under this Agreement;

(iv)	the Borrower or the Eligible Transferee shall have paid to the Facility Agent the transfer fee of two thousand (2,000) Euro required under Clause 22.3 (Assignment and Transfer Fee); and

(v)	all the requirements for such transfer set out in Clause 22.5 (Procedure for Transfer) shall have been fulfilled.

7.11	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to Break Costs, if any.

(c)	The Borrower may not reborrow any part of the Facility that has been prepaid or repaid.

(d)	Subject to applicable laws, the Borrower shall not repay or prepay all or any part of the Loans and it shall not cancel all or any part of the Commitments, except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	Any reduction or cancellation of a Commitment under this Clause 7 shall reduce the Total Commitments by the amount of such reduction or cancellation.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Minimum Reserve Cost, if any,

provided however, that for Loans the proceeds of which are disbursed into the Escrow Account, interest on that portion of the Loans the proceeds of which are held in the Escrow Account from time to time shall be determined based on one half (50%) of the Margin per annum.

8.2	Margin Ratchets

(a)	Save as provided in paragraph (b) below, the Margin, in relation to a Loan, shall be the percentage rate per annum specified in the definition of “Initial Margin” in Clause 1.1 (Definitions).

(b)	Save as provided in Clause 8.4 (No Margin Ratchets in Events of Default) and in accordance with Clause 8.3 (Margin Changes), if after six (6) Months from the Signing Date the Credit Rating falls within any of the ranges specified in Column A and Column B below, the Margin, in respect of all Loans, shall be the determined by reference to the lowest such Credit Rating allocated by either Moody’s or Standard & Poor’s as set out in the table below:

Column A Moody’s Rating	Column B Standard & Poor’s Rating	Column C Margin per annum
lower than B3	lower than B-	[***]
B3	B-	[***]
B2	B	[***]
B1	B+	[***]
Ba3	BB-	[***]
Ba2	BB	[***]
Ba1	BB+	[***]
Baa3 or better	BBB- or better	[***]

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

provided that, the Initial Margin shall apply to all periods until and including the first (1st) anniversary of the Signing Date; and further provided that, in respect of all other periods, in the event that neither Credit Rating is available for more than thirty (30) days, the Margin as calculated above will convert to [***] per cent. per annum (the “Safety Margin”) with retrospective effect from the date on which both Credit Ratings were no longer available.

8.3	Margin Changes

(a)	Save as provided in this Clause 8.3 and Clause 8.4 (No Margin Ratchets in Events of Default), any change in the Margin provided for by Clause 8.2 (Margin Ratchets) shall take effect, in relation to all existing and future Loans during the period:

(i)	from (and including) the date on which the next subsequent Interest Period commences immediately after the conclusion of the current Interest Period during which the Facility Agent has received information of the change in Credit Rating or been informed of the same by the Borrower in accordance with paragraph (a) of Clause 18.4 (Information: Miscellaneous),

(ii)	until (but excluding) the date on which the next subsequent Interest Period commences immediately after the conclusion of the Interest Period during which the Facility Agent receives information of a further change in the Credit Rating or is informed of the same by the Borrower in accordance with paragraph (a) of Clause 18.4 (Information: Miscellaneous).

(b)	If at any time:

(i)	the Margin has been changed pursuant to this Clause 8.3; and

(ii)	the Facility Agent thereafter discovers that the information or notification that it has received on the Credit Rating is inaccurate and that such change should not have been made,

that change shall be reversed with retrospective effect, the Margin applicable to the Facility shall be that justified by the correct Credit Rating, amounts of interest calculated by reference to the changed Margin (whether or not already paid) shall be recalculated by reference to the Margin applicable to such correct Credit Rating and the Borrower or the Lenders, as the case may be, shall be required to make a payment to the Facility Agent, in such amounts as the Facility Agent may specify, to cover any difference in amounts of interest which should have actually been received by the Lenders following any recalculation. The Facility Agent’s determination of any such difference shall, save in the case of manifest error, be conclusive and the Facility Agent shall provide the Borrower and the Lenders with reasonable details of the calculation of such difference in Margin.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

8.4	No Margin Ratchets in Events of Default

(a)	No reduction in the Margin provided for by Clause 8.2 (Margin Ratchets) shall take effect immediately from the date determined by the Facility Agent as being the date on which an Event of Default has occurred or come into existence. The Margin shall thereafter immediately convert to the Safety Margin (if it is not already) until the date specified by the Facility Agent as being the date on which it has been demonstrated to its reasonable satisfaction that such Event of Default is no longer continuing. The Margin shall thereafter be determined in accordance with Clause 8.2 (Margin Ratchets) on the basis of the Credit Rating then applicable.

(b)	The Facility Agent shall promptly notify the Lenders and the Borrower of any determination that an Event of Default has occurred or exists or, as the case may be, that it has been demonstrated to its reasonable satisfaction that such Event of Default is no longer continuing.

8.5	Payment of Interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

8.6	Default Interest and Penalty

(a)	The Borrower shall be in payment default (Verzug) if it fails to pay any amount (other than in payment of interest and fees, other than the commitment fees under Clause 11.1 (Commitment Fee)) payable by it under a Finance Document on its due date. On the occurrence of such a payment default (Verzug), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one (1) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.6 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If the Borrower fails to pay any amounts in payment of interest or fees under a Finance Document on its due date, the Borrower shall pay liquidated damages to the Facility Agent for the account of the relevant Lenders in an amount determined by the Facility Agent as being, in respect of the period from the due date of payment until receipt by the Facility Agent of the relevant amount, the equivalent of interest at a rate determined in accordance with paragraph (a) above applied to the relevant overdue amount.

(c)	In the circumstances described in paragraph (b) above, the Borrower shall be entitled to demonstrate that the damage actually suffered by the Lenders is inferior to the amounts determined in accordance therewith, and the Lenders shall be entitled to prove and claim for any higher damage.

8.7	Notification of Rates of Interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one (1) Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one (1), two (2), or three (3) Month(s) or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders). In addition, the Borrower may select an Interest Period of a period of less than one (1) Month, if necessary to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(e)	Subject to Clause 6.3 (Extension of Termination Date) and Clause 9.3 (Non-Business Days), an Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date relating to such Loan or (if already made) on the last day of its preceding Interest Period.

9.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan, the Facility Agent may shorten an Interest Period for any Loan to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and Division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods end on the same date, the Loans in relation thereto will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum Number of Loans) and Clause 5.3 (Currency and Amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more

Loans, that Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division, having taken into account any repayment to be made on that day.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of Quotations

Subject to Clause 10.2 (Market Disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market Disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Minimum Reserve Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five (35) per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

10.3	Alternative Basis of Interest or Funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Borrower and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan. The Facility Agent shall inform the Lenders within such thirty (30) day period of any proposal for an alternative basis, to the extent practicable.

(b)	Any alternative basis agreed pursuant to paragraph (a) above will be, with the prior consent of all the Lenders, binding on all the Parties. The Lenders shall use reasonable endeavours to respond to a request for consent by the Facility Agent under this Clause within three (3) Business Days of a request.

10.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by the Facility Agent acting on behalf of a Lender, pay to the Facility Agent on demand for the account of that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment Fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Euro computed at the rate of:

(i)	[***] per cent. of the applicable Margin on that Lender’s Available Commitment under the Facility until evidence satisfactory to the Facility Agent has been provided that all Authorisations (including, without limitation, the EU Notification Approval) have been received and the Federal/State Guarantee has been issued by the Federal/State Guarantors; and

(ii)	thereafter, [***] per cent. of the Margin on that Lender’s Available Commitment under the Facility.

(b)	Accrued commitment fees are payable on:

(i)	the last day of each successive period of three (3) Months which ends during the Availability Period;

(ii)	on the last day of the Availability Period; and

(iii)	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Agency Fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

11.3	Security Agent Fee

The Borrower shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

11.4	Extension Fee

In the event of an Extension under Clause 6.3 (Extension of Termination Date), an extension fee will be payable by the Borrower as provided in that Clause.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

“Protected Party” means a Lender that is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Lender under Clause 12.2 (Tax Gross-up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	In this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax Gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower in respect of a payment to a Lender, the amount of the payment due from the Borrower to that Lender shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of any payment which is capable of attracting a Tax Deduction, if on the date on which the payment falls due:

(i)	the payment relates to a Tax referred to in paragraph (b), subparagraph (i) of Clause 12.3 (Tax Indemnity);

(ii)	the payment could have been made to the relevant Lender without the Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(iii)	the Borrower is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, including timely providing the documents allowing the Borrower to make the payment without a Tax Deduction.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(g)	A Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make a payment to that Lender without a Tax Deduction, and such Lender shall provide to the applicable party or parties on a timely basis the necessary documents allowing the Borrower to make the payment without a Tax Deduction.

(h)	Any difference in the amount which is owed by the Borrower under paragraph (c) above will not be covered by the Federal/State Guarantee. Any such amount which is paid by the Borrower and not recovered by it under Clause 12.4 (Tax Credit) is deemed to reduce the principal amount owed by the Borrower in relation to the Federal/State Guarantors.

12.3	Tax Indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost that that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of withholding Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Lender:

(A)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax Gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

(a)	If the Borrower makes a Tax Payment and the relevant Lender determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Lender has obtained, utilised and retained that Tax Credit, or could have obtained, utilised or retained that Tax Credit had it claimed such benefit according to the applicable procedural rules within the provisions of paragraph (c) below, the Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower. Upon the request of the Borrower, the relevant Lender will use its reasonable endeavours (to the extent commercially practicable and legally permitted) to recover such Tax Credit.

(b)	If such a Tax Credit by reference to which a Lender has made a payment to the Borrower under paragraph (a) above is subsequently disallowed or cancelled, the Borrower must reimburse any payment made under paragraph (a) above to the relevant Lender.

(c)	If the Borrower makes a Tax Payment, the relevant Lender shall take reasonable steps to claim a Tax Credit unless in the opinion of that Lender the making of such claim might have an adverse effect on its business, operations, property, condition or prospects (financial or otherwise). The Borrower shall bear any costs incurred by a Lender in making such a claim.

12.5	Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value Added Tax

(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If any VAT is chargeable, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses (which for the avoidance of doubt does not include any fees payable to a Finance Party pursuant to Clause 11 (Fees)), the Borrower shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

12.7	Original Lender’s Confirmation

(a)	Each Original Lender confirms to the Borrower, the Facility Agent and each Mandated Lead Arranger on the date of this Agreement that it is a Qualifying Lender.

(b)	A Lender shall promptly give notice to the Borrower (through the Facility Agent) if it becomes aware of any change in the position from that set out in paragraph (a) above.

13.	INCREASED COSTS

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

enacted or made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Minimum Reserve Cost; or

(iv)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency Indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties) (save to the extent such Finance Party is otherwise compensated under this Agreement);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	any Loan (or part of any Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent, the Security Agent and the Reporting Agent

The Borrower shall promptly indemnify the Facility Agent, the Security Agent and the Reporting Agent against any cost, loss or liability incurred by the Facility Agent, the Security Agent or the Reporting Agent (in each case acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another:

(i)	Affiliate or Facility Office; or

(ii)	Eligible Transferee pursuant to either paragraph (e) of Clause 7.1 (Illegality) or paragraph (d) of Clause 7.10 (Right of Repayment and Cancellation in Particular Circumstances).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of Liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or any Affiliate or Facility Office in relation to paragraph (a)(i) of Clause 15.1 (Mitigation).

16.	COSTS AND EXPENSES

16.1	Transaction Expenses

The Borrower shall promptly on demand pay to each Agent the amount of all reasonable and documented costs (excluding the cost of management time of the Agent or the Lenders’

employees) and out-of-pocket expenses (including any reasonable and documented costs and expenses of external legal counsel (limited, until the Signing Date, to one external legal counsel for all the Agents and the Lenders) and any other third party advice) together with any VAT payable in respect thereof incurred by any of them in connection with the evaluation, development, negotiation, preparation, printing, execution and delivery of:

(a)	this Agreement and any other documents referred to herein (including the preparation of the term sheet relating to the Facility and the structuring of the debt financing of the Project); and

(b)	any other Finance Documents executed after the Signing Date.

16.2	Amendment Costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse each Agent for the amount of all reasonable and documented costs (excluding the cost of management time of the Agent or the Lenders’ employees) and out-of-pocket expenses (including any reasonable and documented costs and expenses of external legal counsel) incurred by each Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all documented costs and out-of-pocket expenses (including any documented costs and expenses of external legal counsel) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security Agent’s Costs

The Borrower shall promptly on demand pay to the Security Agent the amount of all reasonable and documented costs (excluding the cost of management time of the Agent or the Lenders’ employees) and out-of-pocket expenses (including any reasonable and documented costs and expenses of external legal counsel) incurred by the Security Agent (for its own account and that of any Finance Party) in connection with the administration or release of any of the Transaction Security.

16.5	Federal/State Guarantors’ Costs

The Borrower will pay to the Federal/State Guarantors any costs in connection with the issue of the Federal/State Guarantee and any costs of any report (Gutachten) produced or inspections (Prüfungen) carried out in respect of the Federal/State Guarantee by or on behalf of the Federal/State Guarantors.

16.6	Informing the Borrower

In respect of Clause 16.1 (Transaction Expenses), 16.2 (Amendment Costs) and 16.4 (Security Agent’s Costs), the relevant Agent shall inform the Borrower of its choice of external legal counsel before instructing such external legal counsel.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

17.1	Representations and Warranties

(a)	The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the Signing Date.

(b)	The Finance Parties have entered into this Agreement in reliance on these representations and warranties.

17.2	Status

(a)	It is a limited partnership (KG) and the General Partner is a limited liability company, each duly established or formed, as the case may be, and validly existing under the law of the jurisdiction of its place of incorporation, establishment or formation.

(b)	It and the General Partner each has the power to own its assets and carry on its business as it is currently being conducted.

17.3	No Winding-Up

Save as otherwise disclosed in writing to the Facility Agent, no administrator, receiver, insolvency trustee, bankruptcy examiner, liquidator or similar officer or official has been appointed with respect to itself or, as far as it is aware, the Guarantor or any of its assets or, as far as it is aware, any of the Guarantor’s and (to the best of its knowledge and belief) no petition by a third party or proceeding for any such appointment is pending nor, has any resolution for any such appointment been passed in relation to itself or the Guarantor.

17.4	Binding Obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) and the conditions precedent set forth in the Finance Documents, legal, valid, binding and enforceable obligations.

17.5	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents;

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Documents) result in the creation of, or oblige it to create, any Security (other than Permitted Security) over any of its assets.

17.6	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

17.7	Validity and Admissibility in Evidence

All Authorisations (not including the EU Notification Approval) required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in Germany; and

(c)	to enable it to create any Security expressed to be created by it by or pursuant to, or as the case may be, any Security expressed to have been created by it and to be evidenced in, any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect, save for (i) any filings, registrations or notarisations required in relation to the Security Documents, which filings, registrations or notarisations will be made promptly after execution of the relevant documents and in any event within applicable time limits, or (ii) such filings, registrations or notarisations which have been obtained and effected.

17.8	Governing Law and Enforcement

The choice of German law as the governing law of the Finance Documents which are expressed to be governed by German law (or, in respect of any Security Document to which it is a party, the choice of the relevant governing law of that Security Document) will be recognised and enforced in Germany.

17.9	Deduction of Tax

To the extent that a payment under a Finance Document is made to a Qualifying Lender and such Qualifying Lender has provided all the documentation required under applicable laws and regulations, it is not required under the law of Germany to make any deduction for or on account of Tax from any such payment.

17.10	No Filing or Stamp Taxes

Under the law of Germany, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in Germany or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated therein.

17.11	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes:

(i)	on the Signing Date, any default whatsoever under any other agreement or instrument which is binding on the Borrower or to which its assets are subject; and

(ii)	thereafter, any material default under any other agreement or instrument which is binding on the Borrower or to which its assets are subject which would amount to an aggregate liability of over five million (5,000,000) Euro arising under such agreement or instrument from such default (save to the extent that any liabilities are being contested in good faith).

17.12	Information

(a)	Any written information (excluding that referred to in Clause 17.24 (Information Memorandum)) and any financial information (including in relation to the Credit Ratings) provided by it on behalf of itself and/or any member of the Group to any Finance Party in connection with the Transaction Documents was true, accurate and complete in all material respects as at the date it was provided and was not misleading in any material respect.

(b)	To the extent that the information referred to in paragraph (a) above contained any opinions, forecasts, projections and/or conclusions, such opinions, forecasts, projections and/or conclusions were fair, based on reasonable assumptions and were made in good faith; provided however, that the Borrower makes no representation or warranty in relation to any information provided by a third party and denoted as such.

17.13	Good Title to Assets

(a)	It has, subject to Permitted Security, good title to or valid leases or licences of or is otherwise entitled to use all material assets (including the Equipment acquired as at the date of this representation, but not including Intellectual Property which is subject to the provisions of Clause 17.14 (Intellectual Property Rights)) necessary to carry on its business as it is being conducted.

(b)	It has acquired and/or has vested in it:

(i)	title to possess and use the Site; and

(ii)	access to the Site.

17.14	Intellectual Property Rights

(a)	To the best of its knowledge and belief, it has legal rights to use all the Intellectual Property which is material to its business and, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, to the best of its knowledge and belief, it does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any material respect.

(b)	To the best of its knowledge and belief, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, it has registered and has taken all requisite actions (including payment of fees) required to maintain in full force and effect any registered Intellectual Property Rights owned by it which are material in the context of its business or which are required to be registered under applicable law.

17.15	Creation of Security

(a)	It is, or upon the execution (and the fulfilment of any conditions included therein) of the Security Documents to which it is a party will be, subject to any Permitted Security, the absolute owner (Eigentümer) of all the material assets over which it purports to create Security by or pursuant to or as evidenced in the Security Documents.

(b)	Each Security Document to which it is or is to be a party creates, or upon such execution (and the fulfilment of any conditions included therein) will create, the Security which that Security Document purports to create or, if that Security Document purports to evidence Security, accurately evidences, or upon such execution (and the fulfilment of any conditions included therein) will so evidence, Security which has been validly created.

(c)	The partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower which are or are to be subject to any Security created by or pursuant to, or evidenced in, any of the Security Documents are all fully paid as at the date of first Utilisation and the constitutional documents of the Borrower do not and could not restrict or inhibit (whether absolutely, partially, under a discretionary power or otherwise) any transfer of such partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower upon or pursuant to any enforcement of any of the Security Documents to which it is or is to be a party.

17.16	Insurance

(a)	It maintains or is the beneficiary of the Required Insurance on and in relation to the Site, its business and assets and maintains or is the beneficiary of such other insurance with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by the Borrower in Germany.

(b)	There has been no omission to disclose a fact which must be disclosed by applicable law or pursuant to contract, which might in either case entitle an insurer to avoid or otherwise reduce its liability under any policy relating to insurance as referred to in paragraph (a) above.

17.17	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to creditors or certain types of creditors generally.

17.18	No Proceedings Pending or Threatened

Except as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, no material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency in relation to an Obligor, the Project or any Transaction Document which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it.

17.19	Environmental Compliance

(a)	Save as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, it has obtained all requisite Environmental Licences as then required in relation to the Project and has at all times, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, complied in all material respects with:

(i)	all applicable Environmental Laws as then required in relation to the Project;

(ii)	the terms and conditions of such Environmental Licences; and

(iii)	all other covenants, conditions, restrictions and agreements binding on the Borrower directly or indirectly concerned with any Environmental Contamination in relation to the Project,

in each case where failure to do so would or might reasonably be expected to have a Material Adverse Effect.

(b)	Save otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, there are to its knowledge no events or circumstances that have occurred which may prevent or interfere with the compliance in any material respect in the future of it with all applicable Environmental Laws required in relation to the Project, the terms of all Environmental Licences referred to in paragraph (a) above and all covenants, conditions, restrictions and agreements referred to in such paragraph.

17.20	Environmental Claims

Save as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, no Environmental Claim in relation to the Project has been started or (to the best of its knowledge and belief) threatened against it which may reasonably be expected to have a Material Adverse Effect.

17.21	Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets and due within the time period allowed without incurring penalties; save to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims are being asserted nor is it aware of any claims that are reasonably likely to be asserted against it with respect to Taxes which might have a Material Adverse Effect.

17.22	No Indebtedness

Save for any Permitted Indebtedness, it has:

(a)	no Financial Indebtedness; and

(b)	no other indebtedness, except for any which has been incurred in the ordinary course of its business.

17.23	No Security

Save for any Permitted Security:

(a)	no Security exists over all or any of its assets; and

(b)	no arrangement or transaction as described in paragraph (b) of Clause 20.3 (Negative Pledge) has been entered into by it and is outstanding.

17.24	Information Memorandum

(a)	The information in the Information Memorandum was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and was not misleading in any material respect and did not omit any material information relating to the Borrower or the Project as at that time.

(b)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the Information Memorandum; and

(ii)	no information has been given or withheld by the Borrower or on its behalf,

since the date of the Information Memorandum that results in the information contained therein being untrue or misleading in any material respect.

(c)	All opinions, forecasts, projections and conclusions contained in the Information Memorandum were fair, based on reasonable assumptions and were made in good faith.

(d)	Notwithstanding anything to the contrary contained in this Clause 17.24:

(i)	the Borrower makes no representation or warranty in relation to:

(A)	any information provided by a third party and denoted as such; and

(B)	such information contained in the “Key Lending Considerations” section of the Information Memorandum; and

(ii)	in relation to the “Risks and Mitigants” section of the Information Memorandum, the Borrower only makes representations and warranties in relation to factual information set out therein.

17.25	Base Financial Statements

(a)	Its Base Financial Statements:

(i)	were prepared in accordance with German GAAP consistently applied; and

(ii)	(in the case of quarterly unaudited financial statements) fairly represent the financial condition and operations of the Borrower as at the date to which they were prepared and during the relevant financial period for which they were prepared, subject to normal year end adjustments, unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(b)	There has been no Material Adverse Effect since the date on which its latest Base Financial Statements were prepared.

17.26	Business Plan

(a)	The Business Plan has been prepared using accounting policies, practices and procedures consistent, in all material respects, with German GAAP as at the date of the Business Plan.

(b)	The information in the Business Plan was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and was not misleading in any material respect.

(c)	It does not regard as unreasonable, or to any material extent, unattainable, any of the opinions, forecasts, projections or conclusions set out in the Business Plan as at the date thereof.

(d)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the Business Plan; and

(ii)	no information has been given or withheld by the Borrower or on its behalf,

since the date of the Business Plan that results in the information contained therein being untrue or misleading in any material respect; provided however, the Borrower makes no representation or warranty in relation to any information provided by a third party and denoted as such.

(e)	All the opinions, forecasts, projections and conclusions contained in the Business Plan were fair, based on reasonable assumptions and were made in good faith.

17.27	Management Plans

(a)	The information in the most recent Management Plan was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and was not misleading in any material respect.

(b)	It regards (as at the date that the most recent Management Plan is delivered to the Facility Agent) as neither unreasonable, nor to any material extent unattainable, any of the opinions, forecasts, projections or conclusions set out in that Management Plan.

(c)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the most recent Management Plan; and

(ii)	no information has been given or withheld by the Borrower or on its behalf,

since the date that the most recent Management Plan was delivered to the Facility Agent that results in the information contained therein being untrue or misleading in any material respect; provided however, the Borrower makes no representation or warranty in relation to any information provided by a third party and denoted as such.

(d)	As at the date that the most recent Management Plan was delivered to the Facility Agent, all the opinions, forecasts, projections and conclusions contained therein were fair, based on reasonable assumptions and were made in good faith.

17.28	Change in Business

It has not made, or taken any steps to make, any substantial change to the Permitted Business.

17.29	Material Adverse Effect

It has not entered into any agreement or obligation:

(a)	which could have a Material Adverse Effect; or

(b)	the performance of which in accordance with its terms would result in a breach of any provision of any Finance Document by either Obligor.

17.30	Material Disclosures

The Borrower has disclosed in writing, or by use of websites in accordance with Clause 18.6 (Use of Websites), to the Facility Agent all material information in its possession relating to the Project, including all Project Documents and other material agreements.

17.31	Compliance with Laws and Regulations

It has at all times complied in all material respects with any law or regulation applicable to it.

17.32	Time for Making Representations and Warranties

The Repeating Representations are deemed to be made by the Borrower to each Finance Party by reference to the facts and circumstances then existing (except as otherwise provided therein) on the first Utilisation Date, on the date of each Utilisation Request, on the first day of each Interest Period and, prior to the first Utilisation Date, on each Quarter Date.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial Statements

The Borrower shall supply to the Facility Agent and, in the case of paragraph (e) below, to the Reporting Agent in sufficient numbers for all the Lenders and the Federal/State Guarantors:

(a)	as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years,

(i)	its audited financial statements for that financial year, comprising of its balance sheet, profit and loss account and cash flow statement, together with a description of the business, market and financial developments of the Borrower (Lagebericht) as well as the Auditor’s audit report; and

(ii)	a report comparing, in the case of the profit and loss account and cash flow statement, actual figures with the Management Plan for that financial year;

(b)	as soon as the same become available, but in any event within sixty (60) days (or, if in respect of the last Fiscal Quarter of a financial year, within ninety (90) days) after the end of each Fiscal Quarter in each of its financial years, its unaudited unconsolidated financial statements for that Fiscal Quarter, comprising of its balance sheet, profit and loss account and cash flow statement;

(c)	as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years, an update of the Borrower’s Management Plan, including:

(i)	a forecast for the remaining tenor of the Facility;

(ii)	projected EBIT and EBITDA as at the end of each Fiscal Quarter in that financial year; and

(iii)	significant revisions to the projections set out in the Management Plan for the previous financial year, together with the main operating assumptions relating thereto, for that financial year, based on the financial condition and performance and prospects of the Borrower at such time;

(d)	commencing on the date of Technical Completion until the later of:

(i)	the end of the Availability Period; and

(ii)	the date on which any and all sums deposited into the Escrow Account have been utilised towards the purpose set out in Clause 3 (Purpose) and/or for prepayment of the Loans,

as soon as the same become available, but in any event within sixty (60) days after the end of each Fiscal Quarter in each of its financial years:

(A)	statements of sources and uses in the form set out in Schedule 14 (Form of Statement of Sources and Uses), including a Relevant Invoices report relating to all Equipment and/or Services acquired by it with a value of one million (1,000,000) Euro (or partial amounts thereof if the relevant aggregate amount of the Relevant Invoices for Equipment and/or Services purchased exceeds one million (1,000,000) Euro) or more, in each case reviewed by the Auditors; and

(B)	reports in the form set out in Schedule 15 (Form of Status Reports) setting out production wafer starts/outs per technology, the average development wafer in process and the average line yield for all technologies; and

(e)	any other financial information reasonably requested by a Lender (through the Facility Agent).

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail), in each case as at the date to which those financial statements were drawn up computations as to compliance with Clause 19 (Financial Covenants).

(b)	The Borrower shall ensure that each Compliance Certificate shall be signed by two directors of the Borrower or, as the case may be, by the General Partner and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial Statements), by the Auditors.

18.3	Requirements as to Financial Statements

(a)	Each set of financial statements and statements delivered by the Borrower pursuant to paragraph (a) (i) of Clause 18.1 (Financial Statements) shall be audited and certified without material qualification by the Auditors.

(b)	Each set of financial statements delivered by the Borrower pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial Statements) shall be certified by two directors of the Borrower or, as the case may be, by the General Partner as fairly representing its financial condition as at the date as at which those financial statements were prepared (in the case of unaudited financial statements, subject to normal year end adjustments).

(c)	The Borrower will ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were prepared (in the case of unaudited financial statements, subject to normal year end adjustments).

(d)	Each set of financial statements delivered by the Borrower pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial Statements) shall be prepared in accordance with the reporting requirements of large companies (große Kapitalgesellschaften) within the meaning of section 267 subsection 3 of the Commercial Code (Handelsgesetzbuch).

(e)	The Borrower must notify the Facility Agent of any material change to the basis on which its audited or unaudited financial statements are prepared from those applied in the preparation of its Base Financial Statements (including, without limitation, any change in German GAAP but excluding any change resulting only from the exercise by the Borrower of a right to choose an alternative treatment under German GAAP).

(f)	If the Borrower notifies the Facility Agent of a change in accordance with paragraph (e) above, then the Borrower and the Facility Agent shall enter into negotiations in good faith for a period of not more than thirty (30) days with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement (including appropriate changes to the financial covenants set out in Clause 19.2 (Minimum Tangible Net Worth) to Clause 19.4 (Loan to Fixed Asset Value) (inclusive)) and applicable definitions which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(g)	The Borrower shall provide the Facility Agent with details of any material changes in the projections delivered under paragraph (c) of Clause 18.1 (Financial Statements) as soon as reasonably practicable after it decides to make or makes any such change.

18.4	Information: Miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) the following, in each case in respect of the Borrower (unless otherwise noted):

(a)	all material documents dispatched by the Borrower to its creditors generally, or to a class of its creditors generally, at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and which might, if adversely determined, reasonably be expected to involve potential or alleged liability in excess of one million (1,000,000) Euro (or its equivalent in other currencies on the date of their determination);

(c)	promptly upon becoming aware of them, the details of any insurance claims, claims made under the Project Documents or material changes to the Project which might reasonably be expected to involve potential or alleged liability of the Borrower in excess of five million (5,000,000) Euro (or its equivalent in other currencies on the date of their being determined or made);

(d)	promptly upon becoming aware of them, any material conflicts or breaches of any law or regulation applicable to it;

(e)	promptly upon becoming aware of them, the details of any material collective labour dispute which is current, threatened or pending against the Borrower;

(f)	promptly upon becoming aware of them, the details of any change in the Credit Rating or in the rating of the Facility (if any) or in the published outlook of either;

(g)	promptly upon the Borrower becoming aware of any such filing, notice of any SEC filings by the Guarantor;

(h)	promptly, upon receipt thereof by the Borrower:

(i)	periodic technical progress reports, including, copies of reports relating to “Fab Construction Weathertight” and “Clean Room Ready for Equipment” as received by the Borrower from the Project Engineer; and

(ii)	a copy of the confirmation of “first silicon out” as provided by the Technical Adviser;

(i)	promptly, details of any changes to the Borrower’s, the Guarantor’s, the General Partner’s and/or (upon becoming aware of it) the Second General Partner’s accounting periods and all changes of the Borrower’s, the General Partner’s and/or the Second General Partner’s articles of association or equivalent constitutional documents;

(j)	promptly, details of any material events or circumstances affecting its business (wesentliche Geschäftsvorgänge) and, promptly at the request of the Facility Agent, a report summarising its financial condition and operations;

(k)	promptly, such further information regarding the financial condition, business and operations of the Borrower, the Guarantor, the General Partner and/or (upon becoming aware of it) the Second General Partner as any Finance Party (through the Facility Agent) may reasonably request;

(l)	promptly, the details of any amendments, variations, novations, supplements or terminations of any Transaction Document to which a Finance Party is not a party; and

(m)	promptly upon becoming aware of them, the details relating to any minimum equity contributions under the Partnership Agreement and/or Subordinated Loans under the Subordinated Loan Agreement(s) not having been paid in by a Limited Partner who is not a member of the Group in accordance with the agreed milestones for such contributions, and shall ensure that senior management is available once a year for the purpose of a meeting with the Lenders and the Facility Agent in relation thereto.

18.5	Notification of Default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the Borrower becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of Websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information (other than the financial statements required to be delivered under Clause 18.1 (Financial Statements)) in relation to those Lenders who accept this method of communication (the “Website Lenders”) by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Facility Agent.

(b)	If any Lender does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each of any such Lender) in paper form. In any event the Borrower shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If the Borrower notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form, unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

19.	FINANCIAL COVENANTS

The covenants in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Definitions

(a)	In this Clause 19:

“Approved Bank” means any bank which is an authorised banking institution under applicable legislation and whose short-term debt securities are rated at least P-1 by Moody’s or A-1 by Standard & Poor’s or as the Facility Agent may approve.

“Cash” means:

(i)	cash in hand; and

(ii)	any credit balance in Euro or any other currency on any current, savings or deposit account with any Approved Bank that is repayable on demand or upon not more than ninety (90) days’ notice.

“Cash Equivalents” means:

(i)	debt securities denominated in Euro which are not convertible into any other form of security, rated or issued by any person rated Aa2 or better by Moody’s or AA or better by Standard & Poor’s and not issued or guaranteed by the Guarantor;

(ii)	debt securities denominated in Euro which are not convertible into any other form of security, rated at least P-1 by Moody’s or A-1 by Standard & Poor’s and not issued or guaranteed by the Guarantor;

(iii)	certificates of deposit denominated in Euro issued by, and acceptances so denominated by, banking institutions authorised under applicable legislation which at the time of making such issue or acceptances, have outstanding debt securities rated as provided in paragraph (ii) above; and

(iv)	such other securities (if any) as are approved as such in writing by the Facility Agent (acting on the instructions of the Majority Lenders),

which, in each case, have no more than twelve (12) Months to final maturity.

“EBIT” means, in respect of any Relevant Period, the profit on ordinary activities of the Borrower but:

(i)	before taking into account Interest Payable;

(ii)	before deducting or providing for corporation tax or withholding tax (in each case whether current or deferred) or their equivalents in any Relevant Jurisdiction or any other taxes on income or gains (excluding, for the avoidance of doubt, taxes or duties in respect of sales);

(iii)	before taking into account any extraordinary items (whether positive or negative) but after taking into account all exceptional items (whether positive or negative);

(iv)	after taking into account any amount attributable to the depreciation of tangible assets;

(v)	after taking into account any amount attributable to the amortisation of subsidies, goodwill, intellectual property and other intangible assets; and

(vi)	after taking into account any amount attributable to net write-offs of tangible fixed assets from impairment tests or restructuring measures.

“EBITDA” means, in respect of any Relevant Period, EBIT for such Relevant Period before taking into account:

(i)	any amount attributable to the depreciation of tangible assets;

(ii)	any amount attributable to the amortisation of subsidies, goodwill, intellectual property and other intangible assets; and

(iii)	any amount attributable to net write-offs of tangible fixed assets from impairment tests or restructuring measures.

“Fixed Assets” means the aggregate net book value (based on the Borrower’s latest Fiscal Quarterly or audited annual financial statements, as applicable), as at the date of computation, of the following assets of the Borrower:

(i)	all the property, plant and equipment (including Equipment purchased at such time), excluding the remaining book value of any assets under capital lease agreements in respect thereof;

(ii)	the construction of the Project in progress;

(iii)	the full amount of all down payments up to an amount of two million five hundred thousand (2,500,000) Euro; and

(iv)	the excess, if any, of all Cash balances (and balances of Cash Equivalents) over the sum of:

(A)	the amount of Minimum Cash;

(B)	amounts on the Escrow Account;

(C)	amounts outstanding under the Revolving Credit Agreement;

(D)	prepayments made under the Cost Plus Reimbursement Agreement (this does not apply to prepayments made when due under the Cost Plus Reimbursement Agreement); and

(E)	cumulative, accrued distributions to the Borrower’s Limited Partners (excluding capitalised Net Profits) to the extent at such time (x) payable by the Borrower in accordance with the Partnership Agreement prior to the repayment of the Facility in full and (y) permitted to be paid under this Agreement.

“Interest Payable” means, in respect of any Relevant Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments; but, excluding interest relating to Participations as permitted under paragraph (b)(i) of the definition of “Permitted Distributions”), interest accrued (excluding interest on intercompany loans to the extent not payable), commission, fees, discounts and other finance charges of whatsoever nature payable by the Borrower (including any commission, fees, discounts and other finance charges payable by the Borrower under any interest rate hedging arrangement) but after deducting any commission, fees, discounts and other finance charges receivable by the Borrower under any interest rate hedging arrangement.

“Loan to Fixed Asset Value” means, the ratio of:

(a)	the amount of Outstandings, less the aggregate amount of any Loans the proceeds of which continue to be deposited in the Escrow Account; to

(b)	Fixed Assets.

“Net Interest Cost” means Interest Payable, but after deducting any interest receivable or accrued by the Borrower on any Cash or on any Cash Equivalents.

“Relevant Jurisdiction” means, in respect of any person, the jurisdiction of the country in which such person is incorporated and, if different, where it is resident or has its principal place of business, and each jurisdiction or state in which it owns or leases property or otherwise conducts its business.

“Relevant Period” means each period of twelve (12) months ending on the last day of each of the Borrower’s financial years and/or each period of twelve (12) months that corresponds with four consecutive Fiscal Quarters ending on the Quarter Date on which the relevant calculation falls to be made.

“Tangible Net Worth” means at any time the aggregate of the amount paid up or credited as paid up on the contributed capital of the Borrower and the amount standing to the credit of the capital reserve account of the Borrower (including any retained earnings and revenue reserve), based on the latest audited balance sheet of the Borrower but adjusted by:

(a)	adding any Subordinated Loan;

(b)	adding any contributions under the Participations;

(c)	adding forty-five (45) per cent. of special items with capital surplus portion (Sonderposten mit Rücklageanteil) within the meaning of §§ 273 and 247, paragraph 3 of the Commercial Code (Handelsgesetzbuch);

(d)	deducting any capitalised start up and business expansion expenses;

(e)	deducting any accruals attributable to deferred taxation; and

(f)	deducting any amount attributable to goodwill or any other intangible assets.

(b)	All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with the German GAAP from time to time.

19.2	Minimum Tangible Net Worth

The Borrower shall ensure that the amount of Tangible Net Worth on any Quarter Date specified in Column A below shall not be less than the amount set out opposite such Quarter Date in Column B below:

Column A (Quarter Date)	Column B (Tangible Net Worth) in Euro
(date of initial Utilisation to) 31 March 2006	520,000,000
30 June 2006	530,000,000
30 September 2006	530,000,000
30 December 2006	540,000,000
31 March 2007	550,000,000
30 June 2007	550,000,000
30 September 2007	560,000,000
30 December 2007 and on each Quarter Date thereafter to 31 March 2011	570,000,000

19.3	Minimum Interest Cover

The Borrower shall ensure that the ratio of EBITDA as at the end of any Relevant Period ending on a Quarter Date specified in Column A below to Net Interest Cost in respect of such Relevant Period shall equal or exceed the ratio set out opposite such Quarter Date in Column B below:

Column A (Quarter Date)	Column B (Ratio)
(date of initial Utilisation to) 31 March 2006	2.5:1
30 June 2006	3.6:1
30 September 2006	4.1:1
30 December 2006	4.6:1
31 March 2007	4.9:1
30 June 2007 and on each Quarter Date thereafter to 31 March 2011	5.0:1

19.4	Loan to Fixed Asset Value

The Borrower shall ensure that the Loan to Fixed Asset Value as at the end of any Relevant Period specified in Column A below shall not exceed the percentage set out opposite such Relevant Period in Column B below:

Column A (Relevant Period)	Column B (Maximum Percentage of Loan to Fixed Asset Value)
up to and including 31 December 2008	50%
up to and including 31 December 2009	45%
thereafter	40%

19.5	Calculations

All calculations made for the purposes of the covenants set out in Clause 19.3 (Minimum Interest Cover) and Clause 19.4 (Loan to Fixed Asset Value) shall be made by reference to the following:

(a)	where the Relevant Period to which such covenant relates ends on, or the Quarter Date to which such covenant relates falls on, the last day of any financial year of the Borrower, the unaudited financial statements of the Borrower for each of the four Fiscal Quarters within that Relevant Period or, as the case may be, the unaudited financial statements of the Borrower for the Fiscal Quarter ending on that Quarter Date, in each case as delivered pursuant to Clause 18 (Information Undertakings) or, when so delivered, the audited financial statements of the Borrower for that financial year; and

(b)	where the Relevant Period to which such covenant relates ends on, or the Quarter Date to which such covenant relates falls on, any other day, the unaudited financial statements of the Borrower for each of the four consecutive Fiscal Quarters within that Relevant Period or, as the case may be, the unaudited financial statements of the Borrower for the Fiscal Quarter ending on that Quarter Date, in each case as delivered pursuant to Clause 18 (Information Undertakings).

19.6	Financial Testing

The financial covenants set out in this Clause 19 shall be tested:

(a)	by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 18.1 (Financial Statements) and Clause 18.2 (Compliance Certificate); and

(b)	following the first full Fiscal Quarter of the Borrower after the date of Technical Completion,

and, in particular, the financial statements set out in Clause 19.3 (Minimum Interest Cover), as against the Borrower’s latest financial statements on a four Fiscal Quarter rolling basis (annualised for the first three (3) full Fiscal Quarters after Technical Completion).

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

(a)	The Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of Germany to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in Germany.

(b)	The Borrower shall:

(i)	ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in Germany;

(ii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation which is necessary for the conduct of its business in Germany; and

(iii)	upon the Facility Agent’s written request supply the Facility Agent with copies of any such Authorisations.

20.2	Compliance with Laws

The Borrower shall at all times comply in all material respects with any law or regulation applicable to it.

20.3	Negative Pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Security.

20.4	Disposals

(a)	The Borrower shall not enter into any agreement to sell, lease, transfer or otherwise dispose of all or any part of its assets or enter into or permit to subsist any option or other arrangement (save as otherwise permitted by Clause 20.25 (Treasury Transactions) or Clause 20.26 (Hedging)) whereby any person has the right (whether or not exercisable only on a contingency) to require it to sell or otherwise dispose of all or any part of its assets.

(b)	The Borrower shall not assign or dispose of any material rights or interests under any of the Project Documents or consent to any other party assigning its rights or interests under any of the Project Documents other than under the Security Documents or to a person which is a party to the relevant Project Document where such assignment or disposal is provided for under the original terms of that Project Document.

(c)	Paragraphs (a) and (b) above does not apply to any Permitted Disposal.

(d)	The Borrower will notify the Facility Agent within five (5) Business Days before the disposal of any Equipment whether in a single transaction or a series of transactions where the aggregate market value of such Equipment exceeds five million (5,000,000) Euro (or its equivalent on the date of such disposal).

20.5	Change of Business

(a)	The Borrower shall not make, or take any steps to make, any substantial change to the general nature of its business from that of engaging in the Permitted Business.

(b)	The Borrower shall not incur any expenditure other than in the ordinary course of its business or otherwise in accordance with the Project Documents or the Business Plan (as modified pursuant to the applicable Management Plan).

20.6	Year End

Commencing 1 January 2004, the Borrower shall ensure that each of its financial years and each Fiscal Quarter in each of its financial years shall end on a Quarter Date, unless such change is permitted by the requirements of Clause 18.3 (Requirements as to Financial Statements) and to the extent it complies with the requirements set out therein.

20.7	Record Keeping

The Borrower shall:

(a)	keep proper records and books of account in respect of its business in accordance with German GAAP; and

(b)	permit reasonable access to the Facility Agent and/or any professional advisers (who are each bound by professional or other confidentiality obligations) appointed by the Facility Agent to examine its records and books of account.

20.8	Constitutional Documents

The Borrower shall not request any change to its constitutional documents or request or permit any change to any Participation Agreement in relation to its partnership interests, without the prior written consent of the Facility Agent, where such change relates to:

(a)	the substitution, the role, the compensation or other rights to receive payments of the General Partner, the Second General Partner or a silent partner;

(b)	the voting rights of partners;

(c)	majority requirements;

(d)	the legal form of the Borrower; or

(e)	restrictions on pledges or transfers of partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations.

20.9	Preservation of Assets

The Borrower shall maintain and preserve all of its assets that are necessary in the conduct of the Permitted Business in good working order and condition, ordinary wear and tear excepted.

20.10	Insurance

(a)	The Borrower shall maintain the Required Insurance or ensure that the Required Insurance is maintained on and in relation to the Site, its business and its assets and shall maintain such insurance or ensure that all such insurance is maintained as may be required by contract with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by the Borrower in Germany.

(b)	Without limiting paragraph (a) above, the Borrower shall effect and maintain insurance or ensure that insurance is maintained as deemed sufficient by the Insurance Adviser and as described in the Insurance Report.

(c)	The Borrower shall pay or cause to be paid all premiums, do all other things necessary (to the extent as is usual for prudent companies carrying on a business such as that carried on by the Borrower in Germany) to maintain all the insurances that it has taken out or has ensured have been taken out in relation to its business and assets and will procure that all insurance policies or certificates of insurance (with the exception of personal liability insurances and contractors‘ all risks insurances until completion of the building phase) shall contain loss payee provisions acceptable to the Facility Agent and the Security Agent noting the Security Agent’s interest thereon and naming the Security Agent as loss payee.

(d)	The Borrower shall supply the Facility Agent on request with copies of each receipt or other evidence satisfactory to the Facility Agent for all premiums and other amounts payable by the Borrower or on behalf of the Borrower under the insurances effected and maintained pursuant to paragraphs (a) and (b) above and shall, in any event, use all reasonable endeavours to procure that the insurer in respect of such insurances undertakes to the Facility Agent to notify it should any renewal fee or other sum payable by the Borrower not be paid when due.

(e)	Upon request, the Borrower shall supply the Facility Agent with a copy of all insurance policies or certificates of insurance evidencing compliance with paragraphs (a) and (b) above or (in the absence of the same) such other evidence of the existence of any insurance referred to in paragraphs (a) and (b) above as may be reasonably acceptable to the Facility Agent and shall, in any event, notify the Facility Agent of any material changes to any such insurance made from time to time.

(f)	Notwithstanding the foregoing, the Borrower shall not be in breach of its obligations under this Clause 20.10 to the extent that insurances required to be taken out or maintained hereunder are not available due to lack of capacity in the insurance market or the premiums in respect of any such insurances are unreasonable in the opinion of the Security Agent (taking into account advice received from the Insurance Adviser, and acting on the instructions of the Majority Lenders having regard to the risk being covered and the rights and obligations of the Majority Lenders under this Agreement). A letter from the Insurance Adviser with respect to the capacity of the insurance market shall be prima facie evidence of such capacity.

20.11	Intellectual Property

The Borrower shall:

(a)	make such registrations and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights owned by or registered in the name of the Borrower which are material to its business or required by law in force, and to record its interest in those Intellectual Property Rights;

(b)	observe and comply with all material obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property Rights (or any part thereof) is subject where failure to do so might reasonably be expected to have a Material Adverse Effect;

(c)	do all acts as are reasonably practicable (including, without limitation, the institution of legal proceedings) to maintain, protect and safeguard the Intellectual Property necessary for its business as a whole; and

(d)	enter into and maintain such licence agreements, and obtain such authorisations, as are necessary for the Borrower to use all such Intellectual Property Rights which are material to its business where failure to do so, after having taken all reasonable actions to enter into and maintain such licence agreements and obtain such authorisations, would or might reasonably be expected to have a Material Adverse Effect.

20.12	Environmental Compliance

The Borrower shall obtain and maintain all requisite Environmental Licences required in relation to the Project and will comply in all material respects with:

(a)	all applicable Environmental Laws relating to the Project;

(b)	the terms and conditions of all Environmental Licences required in relation to the Project and applicable to it; and

(c)	all other covenants, conditions, restrictions and agreements entered into by or binding on the Borrower directly or indirectly concerned with any Environmental Contamination required in relation to the Project, in each case where failure to do so would or might reasonably be expected to have a Material Adverse Effect.

20.13	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon its becoming aware of:

(a)	any Environmental Claim which has been commenced or threatened against the Borrower; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower,

where the claim might, if determined against the Borrower, reasonably be expected to have a Material Adverse Effect.

20.14	The Site, the Project Works and Rights of Access and Information

(a)	The Borrower shall procure that the Project Works are maintained in all material respects in accordance with the requirements of the relevant Project Documents.

(b)	The Borrower shall maintain all easements, way leaves and other rights of access acquired and/or vested in it required to implement the Project in accordance with the Project Documents and will use best efforts to obtain any other easements, way leaves and other rights of access which it will require in the future in connection with the Project.

(c)	The Borrower shall give the Facility Agent, the Security Agent, the Lenders, the Project Engineer and the Technical Adviser reasonable access to the Site and the Equipment and permit the Facility Agent, the Security Agent, the Lenders, the Project Engineer and/or the Technical Adviser to inspect the same, in each case, during regular business hours upon the request of the Facility Agent; provided that, if no Default is continuing, such right of access and/or inspection shall not be exercised more than twice in any calendar year, or, in the case of the Security Agent, as permitted under any Security Document.

(d)	The Borrower agrees that the Federal/State Guarantors or any person acting on their behalf is entitled to access, upon prior written notice, to all property of the Borrower (including the Site and Equipment) at all times to investigate whether a claim (or any ground for making one) under the Federal/State Guarantee exists, existed or is reasonably foreseeable.

(e)	The Borrower must provide the Federal/State Guarantors with any information required by them in relation to the Federal/State Guarantee.

(f)	Each Finance Party is entitled to disclose any information in relation to the Facility and the Security granted under the Security Documents to the Federal/State Guarantors upon its request.

(g)	The Borrower will pay the costs of any inspection by or on behalf of the Federal/State Guarantors under this Clause 20.14.

(h)	The terms of paragraphs (d), (e), (f) and (g) above are for the benefit of, and may be relied on by, the third party which is contemplated by the relevant paragraph (echter Vertrag zugunsten Dritter).

20.15	Taxation

(a)	The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it or its assets and due within the time period allowed without incurring penalties, save to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	The Borrower shall not be materially overdue in the filing of any Tax returns.

(c)	The Borrower shall ensure that it continues to be resident for Tax purposes in Germany.

20.16	Security

(a)	Save as otherwise permitted by the terms of the Finance Documents, the Borrower shall ensure that any Security expressed to be created by it by or pursuant to, or, as the case may be, expressed to have been created by it and to be evidenced in, any Security Document to which it is a party remains in full force and effect with the ranking and priority it is expressed to have.

(b)	Save as otherwise permitted by the terms of the Finance Documents, the Borrower shall not do or omit to do anything or knowingly permit or cause anything to be done or omitted to be done which would or could adversely affect any Security expressed to be created by any Obligor by or pursuant to, or any Security expressed to have been created by any Obligor and to be evidenced in, any Security Document to which it is a party.

(c)	The Borrower shall take all such action as the Facility Agent or the Security Agent may reasonably request for the purpose of perfecting any such Security.

(d)	The Borrower shall, if the Security Agent lawfully and in accordance with the terms of the Finance Documents exercises any power (whether of sale or other disposal or otherwise) or right with respect to the Charged Assets, permit the exercise of such power or right.

(e)	The Borrower will ensure that all of its claims and contractual rights under all present and future Material Contracts, and all successor contracts, are assigned to the Security Agent.

(f)	The Borrower has granted or will grant the Security set out in No. 8 of the Federal/State Guarantors Decision to the Security Agent or the Finance Parties, as the case may be. This includes (but is not limited to) a security assignment of all claims under all insurance contracts taken out by the Borrower in relation to the Project (with the exception of personal liability insurances and contractors‘ all risks insurances until completion of the building phase) as well as a security assignment of all payment claims of the Borrower based on all legal grounds.

(g)	The Borrower shall ensure that all its obligations under the Finance Documents shall be secured (and remain secured until all such obligations have been discharged in full) by the Security it has created in favour of the Finance Parties over all the real property owned by it.

(h)	If any new Security is effectively granted to the Security Agent or the Finance Parties (as the case may be) otherwise than in the circumstances set out in paragraph (e) above, then the Security Agent must promptly notify the Federal/State Guarantors.

(i)	If the Federal/State Guarantors make a payment in respect of a claim by the Security Agent under the Federal/State Guarantee in accordance with its terms, then the Security Agent must transfer any remaining rights and claims that it has under the Security Documents to the Federal/State Guarantors to the extent of the amount of that payment unless that transfer automatically takes place by operation of law.

20.17	Pari Passu Ranking

The Borrower shall ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to creditors or certain types of creditors generally.

20.18	Minimum Cash Balances

The Borrower shall maintain in accounts held with Dresdner Bank AG during each Relevant Period specified in Column A below the minimum amount of freely available Cash (for the avoidance of doubt, excluding any amounts deposited in the Escrow Account) and Cash Equivalent balances set out opposite such Relevant Period in Column B below:

Column A (Relevant Period)	Column B (Balance)
From the date of initial Utilisation to 31 March 2006	EUR50,000,000

the later of: (i) the date of initial Utilisation; and (ii) 1 April 2006 through 30 June 2006	EUR75,000,000

the later of: (i) the date of initial Utilisation; and (ii) 1 July 2006 and thereafter	the lesser of: (i) EUR100,000,000; and (ii) 50% of the aggregate outstanding Loans and undrawn Commitments.

(the “Minimum Cash”), such amount to be increased by five (5) per cent. of the total amount of the Outstandings at the end of the Availability Period within five (5) Business Days of the first time the Facility Agent (acting on the instructions of the Majority Lenders)

directs the Borrower to increase the Cash reserves pursuant to Clause 6.2 (Supplemental Cash Reserves), unless the Federal/State Guarantors have vetoed such increase within seven (7) days after the Repayment Date following the lowering of the Credit Rating (as set out in Clause 6.2 (Supplemental Cash Reserves)) and by a further five (5) per cent. of the total amount of the Outstandings at the end of the Availability Period within five (5) Business Days of each subsequent time the Borrower is so directed by the Facility Agent (acting on the instructions of the Majority Lenders), unless the Federal/State Guarantors have vetoed such increase within seven (7) days after the Repayment Date following the lowering of the Credit Rating (as set out in Clause 6.2 (Supplemental Cash Reserves)); provided that, the obligation to hold such increased Minimum Cash amounts shall end upon the Credit Rating being at least Ba3 by Moody’s and BB- by Standard & Poor’s and at no time will the Borrower be required to maintain the Minimum Cash over and above the Outstandings at such time. In connection with the foregoing, the Facility Agent and the Borrower undertake to promptly inform the Federal/State Guarantors (if possible, together with any relevant documents in connection therewith) with respect to an expected downgrade of the Credit Rating (effort clause).

20.19	Transaction Documents

The Borrower shall comply in all material respects with and perform all of its obligations under the Transaction Documents to which it is a party.

20.20	Subordinated Debt

Other than as permitted pursuant to Clause 20.21 (Distributions), from the date of first Utilisation, the Borrower shall not:

(a)	pay, repay, prepay, redeem, purchase, return or otherwise retire the principal amount of any indebtedness; or

(b)	pay any interest or return on principal or repayment of principal or other distribution (whether in Cash or kind) or make any distribution of assets or other payments whatsoever in respect of any indebtedness, in each case under any intra Group loan document and/or Subordinated Loan other than in accordance with the Subordination Agreement.

20.21	Distributions

(a)	From the date of first Utilisation, the Borrower shall ensure that no profit distribution, repayment of capital or other distribution (whether in Cash or in kind) is made in respect of:

(i)	its contributed capital to the Limited Partners; or

(ii)	a Subordinated Loan, other than in accordance with the Subordination Agreement; or

(iii)	a payment to the Guarantor or any Affiliate other than in respect of the amounts due to the Guarantor or Affiliate under a transaction at arm’s length, which transaction does not constitute Financial Indebtedness of the Borrower, or in accordance with the Project Documents, subject at all times to the maintenance of the Minimum Cash.

(b)	Paragraph (a) above does not apply to Permitted Distributions.

20.22	Merger

The Borrower shall not enter into any amalgamation, demerger or merger.

20.23	Indebtedness

From the date of first Utilisation, the Borrower shall not:

(a)	incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness, other than, in either case, Permitted Indebtedness; or

(b)	any other indebtedness, except as incurred in the ordinary course of its business.

20.24	Loans Out, Guarantees and Contingent Liabilities

(a)	The Borrower shall not:

(i)	make any loans, grant any credit or provide any other financial accommodation to or for the benefit of any person, including any of its shareholders;

(ii)	give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person; or

(iii)	be or become directly or indirectly or actually or contingently liable for any loss, damage or expense resulting from the non-payment or breach of any obligation of any other person.

(b)	Paragraph (a) above does not apply to Permitted Loans and Guarantees and to Permitted Security.

20.25	Treasury Transactions

The Borrower shall not enter into any Treasury Transaction except for:

(a)	Treasury Transactions entered into in accordance with Clause 20.26 (Hedging); or

(b)	any foreign exchange transactions for spot or forward delivery entered into in the ordinary course of business (and not for investment or speculative purposes) to hedge currency exposures incurred by it.

20.26	Hedging

The Borrower shall ensure that the Hedging Strategy has been implemented within ninety (90) days of the date of initial Utilisation.

20.27	Fees and Commissions

The Borrower shall not pay any fees or commissions to any person other than:

(a)	any fees payable on arm’s length terms to third parties who have rendered service or advice to it which were required by it in the ordinary course of business; or

(b)	as required under the Transaction Documents (including the Federal/State Guarantee), including, but not limited to, payments of the initial and current fees for the Federal/State Guarantee in accordance with the “Hinweise” attached hereto in Schedule 18.

20.28	Arm’s Length Basis

The Borrower will not enter into any arrangement or contract with any of its Affiliates or any other member of the Group save where such arrangement or contract is entered into on an arm’s length basis.

20.29	Acquisitions and Investments

The Borrower shall not:

(a)	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing; or

(b)	purchase or otherwise acquire any assets (other than in the ordinary course of business) or (without limitation to any of the foregoing) acquire any business or interest therein or agree to do so.

20.30	Joint Ventures

The Borrower shall not :

(i)	form, or enter into, or permit to subsist;

(ii)	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in; or

(iii)	transfer any assets to, or lend to, or guarantee or give Security for the obligations of,

any partnership, consortium or Joint Venture in which it has or will have an interest or agree to do any of the foregoing.

20.31	Amendments to Transaction Documents

The Borrower shall not amend, vary, novate, supplement or terminate any Transaction Document to which a Finance Party is not a party delivered to the Facility Agent pursuant to Clause 4 (Conditions of Utilisation), or waive any right thereunder, except for:

(a)	any of the foregoing which is expressly consented to in writing by the Facility Agent acting on the instructions of the Majority Lenders or, pursuant to Clause 33.2 (Exceptions), all Lender consent; or

(b)	any amendment, variation or waiver which is of a minor or technical nature or would not adversely affect the rights of the Finance Parties under the Finance Documents.

20.32	Auditors

The Borrower shall at all times have its accounts audited by the Auditors.

20.33	Subsidiaries

The Borrower shall not own any shareholdings in any Subsidiaries.

20.34	Personnel

Following the date of Technical Completion, at least eighty (80) per cent. of the personnel not engaged in general or administrative activities of the Borrower will at all times be employees of the Borrower itself.

20.35	Subsidies

The Borrower undertakes to comply with and to fulfill all covenants and other ancillary requirements applicable to it in connection with the grant and/or allowance of subsidies (Investitionszuschüsse/Investitionszulagen) to it under the Subsidy Agreement. The Borrower also undertakes to ensure that all obligations (as the case may be, as amended from time to time) undertaken by it in connection with the granting of other state aid (in particular, investment allowances) are fulfilled.

20.36	Material Adverse Effect

The Borrower shall not enter into any agreement or obligation:

(i)	which could have a Material Adverse Effect; or

(ii)	the performance of which in accordance with its terms would result in a breach of any provision of any Finance Document by any Obligor.

21.	EVENTS OF DEFAULT

21.1	Acceleration

On and at any time after the occurrence of an event or circumstance set out in this Clause 21 which is continuing and, if in case of an event or circumstance pursuant to Clause 21.3 (Financial Covenants), Clause 21.5 (Misrepresentation), Clauses 21.9 (Ownership of the Borrower) to 21.15 (Auditors’ Qualification), Clauses 21.17 (Change of Control) to 21.20 (Project Documents) and paragraphs (c) and (d) of Clause 21.22 (Guarantor’s Non-Compliance), such event or circumstance has adverse consequences for the Lenders’ risk and security position, such event or circumstance shall constitute an event of default (an “Event of Default”). Upon the occurrence of an Event of Default the Lenders shall be entitled to terminate this Agreement for cause (wichtiger Grund), and to avail themselves in such case of the rights enumerated below:

(a)	the Borrower shall not be entitled to make any distributions or other payments to the Guarantor or the Limited Partners, or any of their Affiliates; and

(b)	subject to either:

(i)	the Federal/State Guarantors’ consent; or

(ii)	the lapse of three (3) Months after the occurrence of such Event of Default (for the avoidance of doubt, such three (3) Month period will be inclusive of any cure period provided for in this Clause 21), the Facility Agent may, and shall if so directed by the Majority Lenders or by the Federal/State Guarantors, by notice to the Borrower:

(A)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(C)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(D)	exercise, or direct the Security Agent to exercise, all or any of its or, as the case may be, the Security Agent’s rights, remedies, powers or discretions under any of the Finance Documents.

21.2	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless payment is made within five (5) Business Days of its due date.

21.3	Financial Covenants

Any requirement of Clause 19 (Financial Covenants) and/or Clause 12 (Financial Covenants) of the Guarantee Agreement is not satisfied.

21.4	Other Obligations

(a)	The Borrower fails to comply with a material provision under this Agreement (other than those referred to in Clause 21.2 (Non-Payment) and Clause 21.3 (Financial Covenants)) and/or either Obligor does not comply with any material provision of any other Finance Document.

(b)	The Borrower fails to comply with any provision under Clause 18 (Information Undertakings).

(c)	The Borrower fails to comply with any provision under this Agreement (other than those referred to in Clause 21.2 (Non-Payment), Clause 21.3 (Financial Covenants), paragraphs (a) and (b) of this Clause 21.4 and paragraph (b) of Clause 21.21 (Equity Contributions and Subordinated Loans)) and/or either Obligor does not comply with any provision of any other Finance Document (other than those referred to in paragraphs (a) or (b) of Clause 21.22 (Guarantor’s Non-Compliance)).

(d)	No Event of Default will occur under:

(i)	paragraph (a) or paragraph (b) of this Clause 21.4 if the failure to comply is capable of remedy and is remedied within five (5) Business Days; or

(ii)	paragraph (c) of this Clause 21.4 if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days,

of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of either Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated.

21.6	Cross Default

(a)	Any liability of the Borrower for a single principal amount of indebtedness of five million (5,000,000) Euro (or its equivalent in any other currency or currencies on the date of default) or more or of the Guarantor for a single principal amount of twenty million (20,000,000) Euro (or its equivalent in any other currency or currencies on the date of default) or more is not paid when due and payable nor within any originally applicable grace period.

(b)	Any liability of the Borrower for a single principal amount of Financial Indebtedness of five million (5,000,000) Euro (or its equivalent in any other currency or currencies of default) or more or of the Guarantor for a single principal amount of twenty million (20,000,000) Euro (or its equivalent in any other currency or currencies on the date of default) or more is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 21.6 if, in any such case, the relevant indebtedness or Financial Indebtedness, as the case may be, is being contested in good faith or Security has been provided to the creditor of the relevant indebtedness or Financial Indebtedness, as the case may be, to the satisfaction of such creditor.

21.7	Insolvency

(a)	The Borrower, the Second General Partner, any Limited Partner affiliated to the Borrower or any direct or indirect German Holding Company of the Borrower (the “Relevant German Company”) is unable to pay its debts as they fall due (Zahlungsunfähigkeit), suspends making payments on any of its debts or, for any of the reasons set out in Sections 17-19 of the German Insolvenzordnung, the Relevant German Company files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors (Geschäftsführung) of the Relevant German Company is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvenzordnung or institutes insolvency proceedings against the Relevant German Company (Eröffnung des Insolvenzverfahrens) or any event occurs or proceedings commence, appointments are sought or other procedures or steps are taken with respect to the Relevant German Company which, under the laws of any jurisdiction to which it is subject or in which it has assets, has a similar or analogous effect and in the event that such proceedings, appointments or other procedures or steps applied for or commenced by a third party, only to the extent that the same are not dismissed within sixty (60) days of the commencement of such proceedings, procedures or steps or such appointment.

(b)	Proceedings have been applied for or commenced in respect of the Guarantor or the General Partner seeking:

(i)	to have an order for relief entered; or

(ii)	a declaration that the Guarantor or the General Partner is insolvent; or

(iii)	a declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganisation, arrangement, adjustment, composition or other similar relief with respect to the Guarantor or the General Partner, their respective assets or their respective debts, under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect and which are not dismissed within sixty (60) days of the commencement of such proceedings or such appointment.

(c)	The Guarantor or the General Partner:

(i)	voluntarily suspends transaction of its business, ceases payment of its creditors or makes a general assignment for the benefit of its creditors;

(ii)	applies for or institutes any of the proceedings described in paragraph (b) above, or (whether or not any such proceeding have been applied for or commenced) consents to or acquiesces in any such order for relief, declaration, finding or other similar relief described in paragraph (b) above, or to the taking of possession by any custodian, receiver, trustee, liquidator, assignee, sequestrator or other officer having similar powers of all or any substantial part of its property;

(iii)	dissolves, winds-up, revokes or forfeits its charter (or other constituent documents) or liquidates itself or any substantial part of its property; or

(iv)	takes any corporate or similar action in furtherance of any of the foregoing.

21.8	Creditors’ Process

Any attachment, sequestration, distress or execution affects:

(a)	any asset or assets of a Relevant German Company or the General Partner pursuant to a claim having an aggregate amount of one million (1,000,000) Euro (or its equivalent on the date on which it takes effect) or more; or

(b)	all or substantially all of the assets of the Guarantor pursuant to a claim having an aggregate amount of thirty million (30,000,000) Dollars (or its equivalent on the date on which it takes effect) or more;

and is not discharged within thirty (30) days.

21.9	Ownership of the Borrower

The Guarantor ceases to own, directly or indirectly, a majority of the voting capital of the Borrower without having first obtained the prior written consent of the Majority Lenders and the Federal/State Guarantors, such consent not having been unreasonably withheld or delayed.

21.10	Finance Documents

If:

(a)	it is or becomes unlawful for a Security Provider to perform any of its material obligations under the Finance Documents;

(b)	a Security Provider repudiates a material obligation under Finance Document or repudiates or terminates a Finance Document;

(c)	a Security Provider evidences an intention to repudiate a material obligation under a Finance Document or an intention to repudiate or terminate a Finance Document; or

(d)	any material term of a Finance Document is not or ceases to be binding on or enforceable against a Security Provider.

21.11	Transaction Security

If:

(a)	any Transaction Security is not in full force and effect in accordance with its terms with the ranking and priority it is expressed to have; or

(b)	an Obligor repudiates any of the Transaction Security or evidences an intention to repudiate any of the Transaction Security.

21.12	Hedging Strategy

The Hedging Strategy is not implemented within ninety (90) days of the date of the initial Utilisation and maintained thereafter.

21.13	Proceedings Pending

(a)	Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which has had or is likely to have a Material Adverse Effect is or are started or filed against any Obligor.

(b)	Any final (rechtskräftig) judgment of any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency adversely determined against an Obligor that exceeds an aggregate amount of thirty million (30,000,000) Euro (or its equivalent on the date of such judgment).

(c)	Any material collective labour dispute occurs which has or is reasonably likely to have a Material Adverse Effect.

21.14	Cessation of Business

Any Obligor ceases to carry on all or any substantial part of its business or proposes to do so.

21.15	Auditors’ Qualification

The Auditors qualify their certification of the audited financial statements (Einschränkung des Bestätigungsvermerks) of the Borrower or qualify their report in any manner that is, in the opinion of the Majority Lenders, materially adverse in the context of the Finance Documents and the transactions contemplated by the Finance Documents.

21.16	Material Adverse Change or Effect

Any event or circumstance occurs which the Majority Lenders reasonably believe has had or is likely to have a Material Adverse Effect.

21.17	Change of Control

There is a Change of Control.

21.18	Authorisations and Intellectual Property

(a)	Any material Authorisation (including, but not limited to, Authorisations under building laws and under the Federal Immission Protection Act – BImSchG) of the Borrower or in respect of the Borrower’s business (other than an Authorisation in respect of a Transaction Document or any Intellectual Property) is adversely amended, terminated, suspended, withdrawn or revoked, in whole or in part, or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without an alternative or replacement Authorisation, on terms reasonably satisfactory to the Facility Agent, being in place within thirty (30) days and having substantially equivalent effect).

(b)	Any Intellectual Property or Authorisation in respect thereof which is material to the Obligors’ business conflicts with the rights of any third party or is adversely amended, terminated, suspended, withdrawn or revoked, in whole or in part, with a Material Adverse Effect in either case.

21.19	Misappropriation

The Borrower utilises the Facility in whole or in part for any purposes other than those set out in Clause 3 (Purpose).

21.20	Project Documents

If:

(a)	it is or becomes unlawful for any party to perform under a Project Document in respect of any material provision thereof;

(b)	any party repudiates a Project Document or evidences an intention to repudiate a Project Document; or

(c)	any material term of a Project Document is not or ceases to be binding on or enforceable against a party thereto,

the consequences of which would adversely affect the rights of the Finance Parties under the Finance Documents.

21.21	Equity Contributions and Subordinated Loans

(a)	Any of the Limited Partners fails to make a contribution to the partnership capital of the Borrower in accordance with the terms of the Partnership Agreement and/or fails to provide Subordinated Loans in accordance with the terms of the Subordinated Loan Agreement; unless, the defaulting Limited Partner’s:

(i)	share of equity is covered; and/or

(ii)	Subordinated Loans are provided in the requisite amount,

by another Limited Partner or third parties approved by, and on terms satisfactory to, the Majority Lenders and the Federal/State Guarantors within sixty (60) days after the due date of any such equity contribution or Subordinated Loans; however, within one hundred and eighty (180) days thereafter, such equity contribution or Subordinated Loans may be replaced by third party equity or other Subordinated Loans approved by, and on terms satisfactory to, both the Majority Lenders and the Federal/State Guarantors.

(b)	Any payments are made by the Borrower contrary to the terms of the Subordination Agreement.

(c)	No Event of Default will occur under paragraph (b) of this Clause 21.21 if the relevant payments relate to ones which are made by the Borrower contrary to the terms of the Cost Plus Reimbursement Agreement or Management Service Agreement and the correct payments are made within five (5) Business Days from the date on which they were due and payable.

21.22	Guarantor’s Non-Compliance

The Guarantor does not comply with its obligations in relation to any of the following:

(a)	to make a payment under the Cost Plus Reimbursement Agreement;

(b)	to make payments to the Borrower, or otherwise to provide funds to the Borrower, in each case without delay in the amount of any Cash Shortfalls, by way of equity contributions, Subordinated Loans or, as the case may be, prepayment for products and/or services (not in excess, however, of the Guarantor’s obligations under the Guarantee Agreement, the Subordinated Loan Agreements, the Revolving Credit Agreement and the Partnership Agreement, and not giving rise to any right of any person (with the exception of the Borrower (to the extent that it is still a member of the Group)) to enforce the relevant funding arrangements);

(c)	to provide management and/or technical support to the Borrower pursuant to the Project Documents; or

(d)	to indemnify the Borrower no later than by the due date thereof for any tax payments required to be made by the Borrower pursuant to any tax assessment made by the competent tax authorities in view of transactions not made on an arms’ length basis, unless failure by the Guarantor to comply with any such obligation mentioned in relation to:

(i)	paragraph (a) or paragraph (b) above is capable of remedy and is remedied within seven (7) Business Days of its respective due date; and

(ii)	paragraph (c) or paragraph (d) above is capable of remedy and is remedied within twenty (20) Business Days of the Borrower receiving notice thereof.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and Transfers by the Lenders

(a)	Subject to this Clause 22, a Lender (the “Existing Lender”) may assign and transfer any of its rights and obligations under this Agreement to another bank, financial institution, trust, fund, special purpose vehicle or other entity established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”); provided that, in case of an assignment or transfer to a New Lender (i) the consent of the Federal/State Guarantors is obtained or has not been unreasonably withheld or delayed; and (ii) the consent of the Borrower is obtained, such consent not to be unreasonably withheld or delayed (the Borrower being deemed to have given such consent ten (10) Business Days after the Borrower and the Guarantor have been given notice of a request for such an assignment or transfer, unless such request is expressly refused within that time).

(b)	In addition to any other assignment or participation rights provided in this Clause 22, each Lender may assign or pledge all or any portion of its Loans and the other obligations owed to such Lender, without (unless required by applicable law) notice to or consent of the Borrower, to any federal reserve bank or central bank or multilateral bank; provided, however, that:

(i)	no Lender shall be relieved of any of its obligations hereunder as a result of such assignment or pledge; and

(ii)	in no event shall such federal reserve bank or central or multilateral bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

22.2	Conditions of Assignment and Transfer

(a)	The consent of neither the Borrower nor any other Obligor is required for an assignment or transfer by a Lender to another Lender or one of its Affiliates.

(b)	An assignment or transfer of a Lender’s Commitment must be in a minimum amount of ten million (10,000,000) Euro or any higher amount which is an integral multiple of one million (1,000,000) Euro unless all of such Lender’s Commitment and participation in Outstandings are assigned or transferred.

(c)	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.

(e)	If:

(i)	a Lender assigns and or transfers any of its rights, obligations and/or claims under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment and Transfer Fee

If the New Lender is not an Affiliate of a Lender the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of two thousand (2,000) Euro.

22.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights, obligations and claims assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of Assignment and Transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and promptly deliver a copy thereof to the Borrower if requested.

(b)	On the Transfer Date:

(i)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights or claims against one another which differ from the rights, obligations and claims among the Obligors and the Existing Lender only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(ii)	the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the New Lender and the other Lenders shall acquire the same rights and claims and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, claims and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iii)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of Information

(a)	Each Finance Party shall during the continuance of this Agreement keep confidential any information about or provided by or on behalf of any Obligor under the terms of this Agreement (the “Information”), and without the prior written consent of the Borrower shall not disclose the Information to any third party other than:

(i)	any of its Affiliates and any of its or their respective officers, employees, agents, professional advisers or auditors;

(ii)	any other person:

(A)	to (or through) whom that Lender assigns and transfers (or may potentially assign and transfer) all or any of its rights, obligations and/or claims under this Agreement;

(B)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(iii)	any third party:

(A)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(B)	in any proceedings arising out of, or in connection with, any Finance Documents to the extent required for the purpose of such proceedings;

(C)	if required to do so by any court of competent jurisdiction;

(D)	if the information is in the public domain other than where the information is in the public domain due to a breach of this Clause 22.6 by the person making the disclosure;

(iv)	any other member of the Group; and

(v)	in the case of the Reporting Agent, the Federal/State Guarantors,

provided that, in relation to paragraph (i) (other than any a person who is otherwise bound by contractual or professional confidentiality obligations) and paragraph (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)	Notwithstanding the foregoing or anything to the contrary in this Agreement or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, each Party shall be permitted to disclose the tax treatment and tax structure of the transactions set forth in this Agreement and in the other Finance Documents. This permission to disclose includes the ability of each Party to consult, without limitation of any kind, any tax advisor regarding the tax treatment or tax structure of the transactions set forth in this Agreement and in the other Finance Documents. The Parties acknowledge that this written authorisation does not constitute a waiver by any Party of any privilege held by such Party pursuant to the attorney-client privilege or the confidentiality privilege of Section 7525 (a) of the U.S. Internal Revenue Code of 1986, as amended, or pursuant to any similar laws and regulations in any relevant other jurisdiction.

22.7	Ancillary Provisions

Each Obligor shall execute and do all such transfers, assignments, assurances, acts and things as the Facility Agent may reasonably request for perfecting and completing any assignment and transfer by a Lender; provided however, such Lender reimburses the Obligors for their respective reasonable costs and expenses and such assignment and transfer is permitted pursuant to this Clause 22.

23.	CHANGES TO THE BORROWER

23.1	Assignments and Transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Facility Agent and the Security Agent

(a)	Each of the Finance Parties other than the Facility Agent appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Finance Parties other than the Security Agent appoints the Security Agent to act as its security agent under and in connection with the Finance Documents.

(c)	Each of the Finance Parties other than the Reporting Agent appoints the Reporting Agent to act as its reporting agent under and in connection with the Finance Documents.

(d)	Each of the Finance Parties other than the Facility Agent authorises the Facility Agent, each of the Finance Parties other than the Security Agent authorises the Security Agent, and each of the Finance Parties other than the Reporting Agent authorises the Reporting Agent, to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Each of the Finance Parties other than the Facility Agent, the Security Agent and the Reporting Agent hereby grants power of attorney to the Facility Agent, the Security Agent and the Reporting Agent, respectively, to be exercised for the purposes described in paragraph (d) above. The Facility Agent, the Security Agent and the Reporting Agent shall each be released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch); they are authorised to delegate their powers of attorney, including the exemption from the restrictions of Section 181 of the German Civil Code. At the request of the Facility Agent, the Security Agent and/or the Reporting Agent, the Mandated Lead Arrangers and the Lenders shall grant special powers of attorney to the Facility Agent, the Security Agent and/or the Reporting Agent to enter into any Finance Documents, or any amendments thereof, on their behalf.

(f)	Each of the Finance Parties other than the Security Agent authorises the Security Agent, to enter as security agent on behalf of the Finance Parties (with the effect that each Finance Party becomes a party thereunder) any pledge agreements governed by German law. The authorisation granted herein comprises any action or declaration the Security Agent may deem necessary in connection with such pledge agreements (including any action or declaration that the Security Agent deems to be necessary in order to create and continue valid pledge agreements governed by German law).

24.2	Duties of the Facility Agent, the Security Agent and the Reporting Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document that is delivered to the Facility Agent for that Party by any other Party.

(b)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)	The Facility Agent shall promptly notify the Lenders of any Default arising under Clause 21.2 (Non-payment).

(d)	The Facility Agent shall promptly provide the Security Agent with such certificate(s) as the Security Agent may require as to all amounts which are owing, actually or contingently, at any time by any Obligor to all or any of the Finance Parties (other than the Security Agent in its capacity as security agent) under the Finance Documents, whether or not due.

(e)	The Security Agent shall promptly notify the Facility Agent of the contents of any notice or document received by it, in its capacity as security agent, from any of the Obligors under any of the Finance Documents.

(f)	The Reporting Agent shall review the statements received by it under paragraph (d)(A) of Clause 18.1 (Financial Statements) to check that they are in compliance with the purpose of the Loans set out in Clause 3 (Purpose) and whether an Event of Default is evidenced and shall notify the Federal/State Guarantors, the Facility Agent, the Security Agent and the Lenders accordingly. The Reporting Agent must exercise the standard of care of a prudent banker (mit banküblicher Sorgfalt) in performing this obligation.

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent (except as expressly provided in Schedule 10 (Form of Security Agency Agreement)), the Reporting Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent (except as expressly provided in Schedule 10 (Form of Security Agency Agreement) or in any Security Document), the Reporting Agent or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	No Agent is bound to monitor or verify the application of the proceeds of, or the use of, any Utilisation pursuant to this Agreement.

24.5	Business with the Group

(a)	Each Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(b)	Each Agent and each Mandated Lead Arranger shall be entitled, notwithstanding that it is also an Agent or, as the case may be, a Mandated Lead Arranger to take, or refrain from taking, any action which it would be entitled to take or refrain from taking as a Finance Party or in connection with any other relationship with any member of the Group or any other person if it were not an Agent or, as the case may be, a Mandated Lead Arranger.

(c)	Neither the Facility Agent nor the Security Agent nor the Reporting Agent shall be precluded, by virtue of its position as a Finance Party or any such other relationship, from exercising any of its rights, powers, authorities or discretions as agent or, as the case may be, as security agent or, as the case may be, as reporting agent under the Finance Documents.

24.6	Rights and Discretions of the Facility Agent, the Security Agent and the Reporting Agent

(a)	The Facility Agent, the Security Agent and the Reporting Agent may rely on:

(i)	any communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent, the Security Agent and the Reporting Agent may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, as security agent or, as the case may be, as reporting agent) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Facility Agent, the Security Agent and the Reporting Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Facility Agent, the Security Agent and the Reporting Agent may act in relation to the Finance Documents through its personnel and Agents.

24.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the Facility Agent and the Security Agent shall:

(i)	act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders and the Mandated Lead Arrangers.

(c)	Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such Security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, all the Lenders) each of the Facility Agent and the Security Agent may act or refrain from taking any action or from exercising any right, power or discretion vested in it as an agent under any Finance Document unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised.

(e)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for Documentation

None of the Facility Agent, the Security Agent, the Reporting Agent and the Mandated Lead Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Reporting Agent, the Mandated Lead Arrangers, an Obligor or any other person and given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below nor paragraph (f) of Clause 24.2 (Duties of the Facility Agent, the Security Agent and the Reporting Agent), neither the Facility Agent nor the Security Agent will be liable for any action taken by it under or in connection with, or for any omission by it in relation to, any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or Agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.10	Lenders’ Indemnity to the Facility Agent, the Security Agent and the Reporting Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, the Security Agent and the Reporting Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent, the Security Agent or the Reporting Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

24.11	Resignation of the Facility Agent, the Security Agent or the Reporting Agent

(a)	The Facility Agent, the Security Agent and the Reporting Agent may each resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Facility Agent, the Security Agent and the Reporting Agent may each resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent (after consultation with the Borrower) may appoint a successor agent or security agent (acting through an office in Luxembourg).

(d)	The retiring Facility Agent, the Security Agent or the Reporting Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as agent or security agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the receipt by the Facility Agent of written confirmation from the successor (in form and substance satisfactory to the Facility Agent) that the successor agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Facility Agent is a party in its capacity as agent under the Finance Documents.

(f)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor;

(ii)	the receipt by the Security Agent of written confirmation from the successor (in form and substance satisfactory to the Security Agent) that the successor agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Security Agent is a party in its capacity as security agent under the Finance Documents; and

(iii)	the receipt by the Facility Agent of written confirmation from the Security Agent (in form and substance satisfactory to the Facility Agent) that it has received, and found satisfactory, the confirmation referred to in sub-paragraph (ii) above and that all Security created pursuant to the Security Documents and all the Security Agent’s rights, benefits and obligations as security agent under the Finance Documents have been transferred to its successor.

(g)	The Reporting Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor;

(ii)	the receipt by the Reporting Agent of written confirmation from the successor (in form and substance satisfactory to the Reporting Agent) that the successor agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Reporting Agent is a party in its capacity as reporting agent under the Finance Documents; and

(iii)	the receipt by the Facility Agent of written confirmation from the Reporting Agent (in form and substance satisfactory to the Facility Agent) that it has received, and found satisfactory, the confirmation referred to in sub-paragraph (ii) above.

(h)	Upon any such resignation notice taking effect, the retiring Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24 and, in the case of the Security Agent, of Schedule 10 (Form of Security Agency Agreement)). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or, as the case may be, Security Agent or, as the case may be, Reporting Agent shall resign in accordance with paragraph (b) above.

(j)	The Parties agree, if requested to do so, to execute whatever documents may be reasonably required to effect such a change of Facility Agent and/or Security Agent and/or Reporting Agent.

24.12	Confidentiality

(a)	The Facility Agent (in acting as agent), the Security Agent (in acting as security agent) and the Reporting Agent (in acting as reporting agent) shall be regarded as acting through its respective agency or security agent division which shall in each case be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent or, as the case may be, the Reporting Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent or, as the case may be, the Reporting Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent, the Reporting Agent and the Mandated Lead Arrangers is obliged to disclose to any other person;

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.13	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Minimum Reserve Cost, if any.

(c)	Neither the Facility Agent nor the Security Agent nor the Reporting Agent shall have any obligation or liability to any Lender or any other person as a result of any failure by any Obligor or any other person to perform any of its obligations under the Finance Documents.

(d)	If the Facility Agent notifies a Lender that it is required to make a determination in relation to Clause 21.1 (Acceleration) and the Facility Agent does not receive a response in writing from such Lender within five (5) Business Days of such notification, then such Lender will be deemed to have determined that the Lenders should terminate this Agreement for cause (wichtiger Grund) and that the Facility Agent should avail itself, on behalf of the Lenders, of the rights enumerated in paragraph (b) of Clause 21.1 (Acceleration).

24.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the ownership, value or sufficiency of any of the Charged Assets, the adequacy or priority of any of the Security created pursuant to the Security Documents, the right or title of any person in or to any Charged Assets or the existence of any Security affecting the same;

(e)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Agent, the Reporting Agent, any Party or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)	the adequacy, accuracy and/or completeness of any communication delivered to it under any of the Finance Documents, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the Signing Date.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Parallel Debt

(a)	Each of the Parties hereto agree, and the Borrower acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the “Acknowledgement”), that each and every obligation of the Borrower (and any of its successors pursuant to this Agreement) up to the Facility Amount under this Agreement and the other Finance Documents, shall also be owing in full to the Security Agent (and each of the latter’s successors under this Agreement), and that accordingly the Security Agent will have its own independent right to demand performance by the Borrower of those obligations. The Security Agent undertakes towards the Borrower that in case of any discharge of any such obligation owing to one of the Security Agent or a Finance Party, it will, to the same extent, not make a claim against the Borrower under the Acknowledgement at any time, provided that any such claims can be made against the Borrower if such discharge is made by virtue of any set off, counterclaim or similar defence invoked by the Borrower vis-à-vis the Security Agent other than as permitted pursuant to Clause 27.6 (No Set-off by the Borrower).

(b)	Without limiting or affecting the Security Agent’s rights against the Borrower (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under the Acknowledgement with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to the foregoing).

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial Payments).

26.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial Payments).

26.3	Recovering Finance Party’s Rights

(a)	On a distribution by the Facility Agent under Clause 26.2 (Redistribution of Payments), the Finance Parties that have shared in the redistribution shall assign to the Recovering Finance Party their rights to the payments that were redistributed.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment that is immediately due and payable.

26.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights to take the benefit of an assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)	it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)	the other Finance Parties had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 27.9 (Payments to the Security Agent)) or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor), Clause 27.4 (Clawback) and Clause 27.9 (Payments to the Security Agent), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London).

27.3	Distributions to an Obligor

The Facility Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 28 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent or, as the case may be, the Security Agent, together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

27.5	Partial Payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any Outstandings due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iii) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.6	No Set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim; except in respect of claims of the Borrower which are either undisputed between the relevant Finance Party and such Obligor or which have been the subject of a final court judgement.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, the Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

27.9	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any of the Transaction Security becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due from it under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from any Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Finance Documents.

28.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether matured or not) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

29.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party, the Guarantor and the Federal/State Guarantors for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of the Guarantor:

Address:	One AMD Place M-S 68
Sunnyvale, California 94088
Fax number:	+1 408 774 7399
Attention:	General Counsel;

(c)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

(d)	in the case of the Mandated Lead Arrangers, the Facility Agent and the Security Agent, that identified with its name below;

(e)	in the case of any successor Agent, that notified in writing to the retiring Agent on or prior to the date on which the resignation notice of the retiring Agent takes effect;

(f)	in the case of any successor Security Agent, that notified in writing to the Facility Agent on or prior to the date on which the resignation notice of the retiring Security Agent takes effect; and

(g)	in the case of the Federal/State Guarantors:

Address:	c/o PricewaterhouseCoopers Deutsche Revision AG Wirtschaftsprüfungsgesellschaft
Moskauer Straße 19
40227 Düsseldorf

Fax Number:	+49 211 981 2620
Telephone Number:	+49 211 981 2616
Attention:	Ursula Putz

or any substitute address, fax number, telex number or department or officer as the Party and/or the Guarantor and/or the Federal/State Guarantors may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, the Guarantor and the Federal/State Guarantors, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being sent by international courier addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent, the Security Agent or the Reporting Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of Address, Fax Number and Telex Number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 29.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

29.5	Language

(a)	Any notice and any other document given under or in connection with any Finance Document must be in English, unless otherwise required by applicable laws or regulations or the Federal/State Guarantors.

(b)	Whichever language is chosen or required for a particular notice or any particular document given under or in connection with any Finance Document shall prevail over that of any accompanying translation.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required Consents

(a)	Subject to Clause 33.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	the length of the Availability Period;

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	the currency in which any payment under any Finance Document is to be made;

(v)	a reduction in the Margin or the amount of any payment of principal, interest, fees (except in relation to those paid exclusively to an Agent) or commission payable under this Agreement;

(vi)	an increase in or extension of any Commitment;

(vii)	a change to the Borrower or the Guarantor;

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 22 (Changes to the Lenders) or this Clause 33; or

(x)	a release of Security (including, for the avoidance of doubt, any change of the conditions pursuant to which claims can be made under the Guarantee or the Federal/State Guarantee) created pursuant to a Security Document (other than as required by the terms of that Security Document), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver that relates to the rights or obligations of the Facility Agent, the Security Agent, the Reporting Agent or the Mandated Lead Arrangers may not be effected without the consent of the Facility Agent, the Security Agent, the Reporting Agent or the Mandated Lead Arrangers, as the case may be.

34.	COUNTERPARTS

34.1	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.2	Translation

This Agreement is translated into the English language. The English translation (without attachments) is attached hereto in Schedule 19 (English non-binding translation). However, the German version will at all times be the binding version with respect to the rights and obligations of the parties under this Agreement.

SECTION 11

THE FEDERAL/STATE GUARANTEE, GOVERNING LAW AND JURISDICTION

35.	THE FEDERAL/STATE GUARANTEE

(a)	The Loans are secured, inter alia, by the Federal/State Guarantee.

(b)	A copy of the Federal/State Guarantors Decision is set out in Schedule 12 (Federal/State Guarantee Decision). The terms of the Federal/State Guarantors Decision are a substantive part of this Agreement (wesentlicher Bestandteil dieses Vertrages).

(c)	The Parties agree to the terms of the Federal/State Guarantors Decision whether or not expressly included in this Agreement. In particular, the Borrower will not without the prior consent of the Federal/State Guarantor (i) make any material or financial investments, (ii) take over any material new obligations, (iii) sell or dispose of any material parts of its business and (iv) enter into any mergers or demergers cause by the Borrower.

(d)	The Borrower must comply with all the terms of the Federal/State Guarantors Decision (including, but not limited to, Clause 9 (II) l) of the Federal/State Guarantors Decision) and of the “Hinweise” attached hereto in Schedule 18 which directly apply to it. In particular, it will (i) grant the Security set out in the Security Documents under this Agreement und will particularly grant Security with respect to land which is currently not encumbered and/or acquired in the future und which is used for operational purposes, (ii) upon request of the Majority Lenders grant additional Security in case of an impairment (including, but not limited to, by means of depreciation or loss) of the Security so far granted and (iii) in addition to the application fee pay when due any current fees for the Federal/State Guarantee in accordance with Section B of the “Hinweise” attached hereto in Schedule 18.

(e)	The Federal/State Guarantors are entitled to delegate the administration of the Federal/State Guarantee to an authorised person.

36.	GOVERNING LAW

This Agreement is governed by German law without giving effect to the principles of conflict of laws.

37.	JURISDICTION

The District Court of Frankfurt am Main has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

38.	CONFIRMATION

The Borrower expressly confirms towards each Finance Party that all funds made available to it under this Agreement will be drawn for its own account, and that it is to be the economic beneficiary (wirtschaftlich Begünstigter) within the meaning of Section 8 Money Laundering Act (Geldwäschegesetz).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

Borrower

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

/s/Hans R. Deppe
/s/Robert J. Rivet
By:	Hans R. Deppe
Robert J. Rivet

Address:	Wilschdorfer Landstrasse 101
01109 Dresden

Contact:	Sven Eckardt

Tel:	0351/277-1001
Fax:	0351/277-1099

Mandated Lead Arrangers

ABN AMRO BANK N.V.

/s/J. Rigterink
Its:	J. Rigterink, Executive Director

Address:	250 Bishopsgate
London, EC2M 4AA

Contact:	Mark Vincent, Executive Director – Loan Syndication

Tel:	++44 20 7678 5099
Fax:	++44 20 7678 5194

COMMERZBANK AKTIENGESELLSCHAFT

/s/Müller-Bühren
/s/Martusewicz
By:	Müller-Bühren, Department Director;
Martusewicz, Prokuristin

Address:	Kaiserplatz
60261 Frankfurt am Main

Contact:	Mario Messerschmidt/Ewa Martusewicz

Tel:	++49 69 136 29882/++49 69 136 28338
Fax:	++49 69 136 29413

DEUTSCHE BANK LUXEMBOURG S.A.

/s/Wolf
By:	Wolf, Vice President
Address:	2, Boulevard Konrad Adenauer
L-1115 Luxembourg

Contact:	Gerd Meyer/Thomas Schroeter

Tel:	++352 42122 296/++352 42122 213
Fax:	++352 42122 287

DRESDNER KLEINWORT WASSERSTEIN,

THE INVESTMENT BANKING DIVISION

OF DRESDNER BANK AG

/s/William H. Fish
/s/Leimbach
By:	Fish
Leimbach

Address:	Theodor-Heuss-Allee 44-46, 2.OG
60486 Frankfurt am Main

Contact:	Loan Syndicate - Execution

Tel:	++49 69 713 0
Fax:	++49 69 713 19826

KFW

/s/Frank Bohnet
/s/Michael Andres
By:	Frank Bohnet;
Michael Andres

Address:	Palmengartenstrasse 5/9
60325 Frankfurt am Main

Contact:	Michael Andres

Tel:	++49 69 7431 3083
Fax:	++49 69 7431 9609

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

/s/Pähler
/s/Rohmann
By:	Ulrich Pähler;
Martin Rohmann

Address:	Main Tower
Neue Mainzer Strasse 52-58
60311 Frankfurt am Main

Contact:	Martin Rohmann

Tel:	++49 69 9132 4202
Fax:	++49 69 9132 4350

LANDESBANK SACHSEN GIROZENTRALE

/s/Petzold
/s/Eckert
By:	Petzold;
Eckert

Address:	Humboldtstrasse 25
04105 Leipzig

Contact:	Tino Petzold/ Chi Le Phan

Tel:	++49 341 979 3136/ ++49 341 979 3316
Fax:	++49 341 979 3169

Facility Agent

DRESDNER BANK LUXEMBOURG S.A.

/s/Katja Paul
By	Katja Paul

Address:	Dresdner Bank Luxembourg S.A.
26, rue du Marché-aux-Herbes
L-2097 Luxembourg

Contact:	Albertine Prellwitz, Katja Paul

Tel:	+352 4760 864/ +352 4760 992
Fax:	+352 4760 3222

Copy to:	Andrea Stockemer, Eva Marmitt

Tel:	+352 4760 423/ +352 4760 7334
Fax:	+352 4760 565

Security Agent and Reporting Agent

DRESDNER BANK AG in BERLIN

/s/ppa. Thomas Schemmann
/s/Robert v. Finckenstein
By:	Thomas Schemmann;
Robert von Finckenstein, Director

Address:	Koppenstraße 92
10877 Berlin

Contact:	Hans-Jürgen Dittmann

Tel:	++49 30 3153 3006
Fax:	++49 30 3153 2317

Creditors

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

/s/J. Rigterink
By:	J. Rigterink, Executive Director

ALLIED IRISH BANK P.L.C.

/s/Barry Pitcher
By:	Barry Pitcher, Head of Corporate Banking Germany

BADEN-WÜRTTEMBERGISCHE BANK AG

/s/Nelgen
/s/Robert v. Finckenstein
By:	Nelgen, Managing Director;
Robert von Finckenstein, Director

BAYERISCHE LANDESBANK, MÜNCHEN

/s/Nelgen
/s/Robert v. Finckenstein
By:	Nelgen, Managing Director;
Robert von Finckenstein, Director

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE DRESDEN

/s/Müller-Bühren
/s/Martusewicz
By:	Müller-Bühren, Department Director;
Martusewicz, Prokuristin

DEUTSCHE BANK LUXEMBOURG S.A.

/s/Wolf
By:	Wolf, Vice President

DRESDNER BANK AG in BERLIN

/s/ppa. Thomas Schemmann
/s/Robert v. Finckenstein
By:	Thomas Schemmann;
Robert von Finckenstein, Director

DRESDNER BANK AG, LONDON BRANCH

/s/Andreas Scheer
/s/Thomas R. Christopherson
By:	Andreas Scheer, Director;
Thomas R. Christopherson, Director

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT

/s/Uta Suffrian
By:	Uta Suffrian, Prokuristin

IKB INTERNATIONAL S.A.

/s/Hack
/s/Pillen
By:	Hack, Director;
Pillen, Abt. Dir.

ING BHF-BANK AKTIENGESELLSCHAFT, NIEDERLASSUNG LEIPZIG

/s/KarenGeorgi
/s/Ambrosch
By:	Karin Georgi;
Ambrosch, Bertold

KBC BANK DEUTSCHLAND AKTIENGESELLSCHAFT

/s/Hergen Frerichs
By:	Hergen Frerichs

KFW

/s/Frank Bohnet
/s/Michael Andres
By:	Frank Bohnet;
Michael Andres

LANDESBANK BADEN-WÜRTTEMBERG

/s/Andreas Scheer
/s/Thomas R. Christopherson
By:	Andreas Scheer, Director;
Thomas R. Christopherson, Director

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

/s/Ulrich Pähler
/s/Martin Rohmann
By:	Ulrich Pähler;
Martin Rohmann

LANDESBANK RHEINLAND-PFALZ – GIROZENTRALE

/s/H.-J. Menzel
/s/Bruno Bohlinger
By:	H.-J. Menzel, Director;
Bruno Bohlinger, Director

LANDESBANK SACHSEN GIROZENTRALE

/s/Petzold
/s/Eckert
By:	Petzold;
Eckert

NATEXIS BANQUES POPULAIRES, NIEDERLASSUNG DEUTSCHLAND

/s/H.-J. Menzel
/s/Bruno Bohlinger
By:	H.-J. Menzel, Director;
Bruno Bohlinger, Director

WESTFALENBANK AG

/s/Ulrich Clement
By:	Ulrich Clement